UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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CROCS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROCS, INC.
7477 East Dry Creek Parkway
Niwot, Colorado 80503
____________________________________________________________________

NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 10, 2020
____________________________________________________________________

To the Stockholders of Crocs, Inc.:

We will hold the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Crocs, Inc. on June 10, 2020 at 9:00 a.m. Mountain Time. The Annual Meeting will be held entirely online live via audio webcast due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees, stockholders, and other stakeholders. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/CROX2020, where you will be able to listen to the Annual Meeting live, submit questions, and vote. We plan to resume holding an in-person meeting in 2021.

The Annual Meeting’s purpose is to:

1.elect the two Class III director nominees named in the proxy statement;

2.ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020;

3.hold an advisory vote to approve the compensation of our named executive officers;

4.approve the Crocs, Inc. 2020 Equity Incentive Plan; and

5.consider any other matters that properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record of our common stock at the close of business on April 13, 2020 are entitled to receive notice of, and to vote at, the Annual Meeting.

The list of stockholders entitled to vote at the Annual Meeting will be available for examination 10 days prior to the Annual Meeting at our principal executive office, 7477 East Dry Creek Parkway, Niwot, Colorado 80503. The list of stockholders will also be available during the Annual Meeting through the Annual Meeting website for those stockholders who choose to attend.

All stockholders are cordially invited to attend the Annual Meeting online. Whether or not you plan to attend the Annual Meeting online, please vote your shares as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, or by telephone after your receipt of hard copies of the proxy materials, as promptly as possible. You may also request a paper proxy card, which will include a postage-paid envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. You may also vote your shares online, and submit your questions during, the Annual Meeting. Instructions on how to vote while participating at the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/CROX2020 and can be found in the proxy statement in the section entitled “Frequently Asked Questions About Voting and the Annual Meeting—How can I attend and vote at the Annual Meeting?”. Stockholders of record who attend the Annual Meeting online may withdraw their proxy and vote online if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Daniel P. Hart
Daniel P. Hart Executive Vice President, Chief Legal and Risk Officer
Niwot, Colorado
April 24, 2020

PROXY STATEMENT SUMMARY

This is a summary of the information contained in this proxy statement, but it does not contain all of the information you should review and consider. You should read all of the information in this proxy statement before voting.

Information about the 2020 Annual Meeting of Stockholders

Date:                   Wednesday, June 10, 2020
Time:                   9:00 a.m. Mountain Time
Place:                   www.virtualshareholdermeeting.com/CROX2020
Record Date:      April 13, 2020
Voting:                Stockholders of our common stock are entitled to vote

How to Vote

Internet:   www.proxyvote.com
Phone:    1-800-690-6903
Mail:    Return your marked proxy card in the enclosed postage-paid envelope
During the Annual Meeting: Attend the Annual Meeting on June 10, 2020

Internet and telephone voting help reduce the impact on the environment and our costs in connection with the Annual Meeting. You may vote by internet or telephone 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on June 9, 2020. You will also be able to vote your shares electronically during the Annual Meeting. Details about how to attend the Annual Meeting online and how to submit questions and cast your votes are posted at www.virtualshareholdermeeting.com/CROX2020 and can be found in this proxy statement in the section entitled “Frequently Asked Questions About Voting and the Annual Meeting—How can I attend and vote at the Annual Meeting?”. If you wish to revoke your proxy, see the information on page 10 of this proxy statement.

If you hold your shares in “street name” through a bank, broker or other holder of record, the record holder of your shares will send you voting instructions, which you must follow in order for your shares to be voted at the Annual Meeting. If you hold in street name and wish to attend the Annual Meeting and vote online, you should contact your broker, trustee, bank, or other holder of record to obtain your 16-digit control number or otherwise vote through your bank, broker, or other holder of record.

2019 Business and Financial Highlights

We had another outstanding year in 2019, as we achieved our second consecutive year of top-line growth, which drove significant selling, general and administrative (“SG&A”) leverage, and returned us to profitability.
•Revenues were $1,230.6 million, an increase of 13.1% over 2018. Our wholesale revenues grew 13.5%, our e-commerce business grew 24.2%, and our retail comparable store sales grew 12.4%.
•We sold 67.1 million pairs of shoes worldwide, an increase from 59.8 million pairs in 2018.
•Gross margin was 50.1% compared to 51.5% in 2018, a decline of 140 basis points, partially as a result of transition costs associated with relocation of our distribution center in the U.S. in 2019 and our distribution center in the Netherlands, which is expected to replace our existing facility in 2021. Unfavorable changes in foreign exchange rates decreased gross profit by $13.9 million and offset the improvement of further refined product mix, reduced promotional activities, and increased prices on select products.
•SG&A expenses were $488.4 million, a decrease of $6.6 million, or 1.3%, compared to 2018. As a percent of revenues, SG&A improved 580 basis points to 39.7% of revenues. SG&A expense included $2.9 million of non-recurring charges associated with various cost reduction initiatives compared to $21.1 million of non-recurring charges in 2018 associated with the completion of the closure of our company-operated manufacturing and distribution facilities in Mexico and Italy and our SG&A reduction plan, and some prior year charges related to the relocation of our corporate headquarters, which is expected to be completed in 2020.

•Income from operations was $128.6 million for the year ended December 31, 2019 compared to income from operations of $62.9 million for the year ended December 31, 2018. Our operating margin rose to 10.5% compared to 5.8% in 2018.
•Net income attributable to common stockholders was $119.5 million compared to a loss of $69.2 million in 2018, which included charges incurred related to the repurchase and conversion of our Series A Preferred Stock required by generally accepted accounting principles in the United States. Diluted net income per common share was $1.66 for the year ended December 31, 2019, compared to a diluted net loss per common share of $1.01 for the year ended December 31, 2018.
•To continue improving the efficiency and profitability of our retail business we closed or transferred to distributors 31 stores in 2019, 48.4% of which were full-priced locations, for a net reduction of 16 company-operated retail stores. Since we began our store reduction program early in 2017, we have closed a net total of 191 stores and reduced our total company-operated store count to 367 from 558 at the end of 2016. The majority of these store closures occurred upon expiration of the leases. We have also placed greater priority on outlet stores, so that they now represent 52.6% of our store base, up from 41.6% at the end of 2016.
•During 2019, we repurchased 6.1 million shares of common stock at an aggregate cost of $147.2 million.
•In the fourth quarter of 2019, Blackstone Capital Partners VI L.P. and certain of its permitted transferees (“Blackstone”) sold their remaining 6,899,027 shares of our common stock.

Strong Total Shareholder Return in 2019 Compared to Peer Group

As measured for the year ended December 31, 2019, we delivered strong cumulative total shareholder return (“TSR”) compared to our peer group*.

	1 year	3 year
Crocs TSR	61%	511%
Crocs Percent Rank in Peer Group *	86th percentile	Highest
* Our peer group is listed in the “Compensation Discussion and Analysis” section below.

COVID-19 Impact

As of the date of this proxy statement, our stock price has declined significantly since February 2020, consistent with our broader industry, due largely to the COVID-19 pandemic. We remind stockholders that compensation disclosures in this proxy statement focus on our 2019 compensation programs and decisions relative to our 2019 performance. As described herein, our executive compensation program is designed to strongly align realizable compensation with performance and thus, for example, the value of executives’ stock awards is aligned with, and impacted by, changes in our stock price. Consequently, the impact of COVID-19 on our stock price will have a corresponding impact on the 2020 compensation of our named executive officers, which will be described in the next year’s proxy statement.

Furthermore, in light of the COVID-19 pandemic impacts, in March 2020, we implemented temporary base salary reductions for executives, including base salary reductions of 20% for our current named executive officers. In addition, in light of the COVID-19 pandemic impacts, in March 2020, Mr. Smach voluntarily elected to forgo all compensation related to his service as Chairman of the Board of Directors (the “Board”) and as a member of the Board, the Audit Committee, and Governance and Nominating Committee, and the other members of the Board voluntarily elected to reduce their compensation related to service as members of the Board and any committees on which they serve by 50%.

Proposals and our Board’s Voting Recommendations	Board Recommendation	Page
Election of Class III Directors (Proposal 1)
Thomas J. Smach	FOR	11
Beth J. Kaplan	FOR	11
Ratification of our Independent Auditor (Proposal 2)	FOR	50
Advisory Vote to Approve the Compensation of our Named Executive Officers (Proposal 3)	FOR	51
Approval of the Crocs, Inc. 2020 Equity Incentive Plan	FOR	52

Proposal 1—Election of Class III Directors (page 11)

Name	Age	Primary Occupation	Committee Memberships	Independent
Thomas J. Smach	59	Partner at Riverwood Capital Management	Audit; Governance and Nominating	Yes
Beth J. Kaplan	62	Managing Member of Axcel Partners, LLC	Compensation; Governance and Nominating	Yes

The Board recommends a vote “FOR” each of the Class III directors listed above.

Proposal 2—Ratify Independent Auditors (page 50)

In March 2020, the Audit Committee of our Board of Directors (our “Board”) approved the reappointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020. Our Board is asking for stockholder ratification of this appointment at the Annual Meeting.

The Board recommends a vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020.

Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation (Advisory Say-on-Pay Vote) (page 51)

The objectives of our executive compensation program are to:

Align our executives’ compensation with our stockholders’ interests	Hold our executives accountable to stockholders	Assure that our total compensation program aligns with good corporate governance and best practices

Attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving company	Motivate our executives to achieve our financial and strategic business objectives by paying them for performance

GOVERNANCE BEST PRACTICES:

• Majority independent Board	• Reasonable change in control protections

• Fully independent Compensation Committee	• No excise tax gross-ups

• Independent compensation consultant to the Compensation Committee	• Reasonable severance benefits

• No compensation policies and programs that give rise to excessive risks	• Limited executive perquisites and benefits

• Annual say-on-pay vote (receiving 96% support in 2019)	• No hedging or pledging permitted by executive officers, other employees, and directors

• Robust stock ownership guidelines for both executive officers and directors	• No repricing of stock options or stock appreciation rights

• Clawback of incentive-based compensation	• Majority vote director resignation policy

• Reasonable Board tenure and refreshment	• No single-trigger vesting of equity awards that are assumed in the event of a change in control

• Independent chairperson of the Board	• Regular executive sessions of independent directors

• Annual self-evaluation of Board and committees	• Committed to sustainable business practices

We strive to pay our executives based on performance.

•Over 80% of our targeted 2019 compensation for our Chief Executive Officer was in the form of performance-based bonuses or long-term equity awards.
•Based on our strong operating results in 2019, the Compensation Committee approved payouts of 161% of target for the annual cash incentive bonus and 122% of target for the performance-based restricted stock units. These performance-based awards were earned by our executives as our Company continued to achieve significant improvements in financial and operational performance against pre-established performance goals set by the Compensation Committee. Our Company’s excellent performance is also illustrated by the 50% appreciation of our stock price in 2019.
•Our Compensation Committee made no major changes to our overall executive compensation program in 2019, as they believe the program supports our pay for performance compensation philosophy, aligns executives with stockholders’ interests, drives performance in key areas of the business, and has been supported by stockholders in prior Say-on-Pay votes.

Please see the “Compensation Discussion and Analysis” section below for more information on our executive compensation program.

The Board recommends a vote “FOR” the advisory vote to approve the compensation of the Company’s named executive officers.

Proposal 4—Approval of the Crocs, Inc. 2020 Equity Incentive Plan (page 52)

We are asking stockholders to approve the Crocs, Inc. 2020 Equity Incentive Plan (the “Plan”), which the Board has adopted, subject to stockholder approval, to continue making equity awards to directors, executives, and other employees and service providers. We believe that the effective use of equity incentive compensation has been, and will continue to be, integral to our success and aligns our compensation program with the interests of our stockholders. The Plan also demonstrates our commitment to sound corporate governance practices. Highlights of the Plan include:

•addition of 3,835,920 shares;
•no recycling of shares or “liberal share counting” practices;
•no single-trigger vesting of equity awards that are assumed in the event of a change in control;
•no repricing of stock options without prior stockholder approval;
•no stock options with exercise prices below fair market value; and
•three-year average historical equity compensation utilization rate (“burn rate”) of 2.3%, which compares favorably to our peers and is lower than industry standards.

The Board recommends a vote “FOR” the approval of the Crocs, Inc. 2020 Equity Incentive Plan.

CROCS, INC.
7477 East Dry Creek Parkway
Niwot, Colorado 80503
_______________________________________________________________________

2020 ANNUAL MEETING OF STOCKHOLDERS
_______________________________________________________________________

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING

Why did I receive these proxy materials?

Crocs, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) is providing these proxy materials in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 10, 2020 at 9:00 a.m. Mountain Time, online at www.virtualshareholdermeeting.com/CROX2020, or at any postponement or adjournment thereof. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CROX2020 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Only stockholders with a valid 16-digit control number will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the record date for the Annual Meeting.

This proxy statement will first be made available to stockholders on or about April 24, 2020.

Under the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders over the Internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2020. This proxy statement and our 2019 annual report to stockholders are available at www.proxyvote.com.

What is contained in this proxy statement?

This proxy statement relates to proposals to be voted on at our Annual Meeting, the process for voting, our Board and committees of our Board, information about the compensation of our directors and certain executive officers for the year ended December 31, 2019, as well as other important information. We encourage you to read this entire proxy statement prior to voting your shares.

Who is entitled to vote?

Stockholders of record of our common stock at the close of business on April 13, 2020 are entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 67,376,930 shares of our common stock outstanding, for aggregate votes of 67,376,930 (or one vote per share) on all matters at the Annual Meeting.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker, trustee, bank, or other holder of record to obtain your 16-digit control number or otherwise vote through the broker, trustee, bank, or other holder of record. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the record date for the Annual Meeting. The Annual Meeting webcast will begin promptly at 9:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 8:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.

What constitutes a quorum at the Annual Meeting?

A quorum is required to conduct business at the Annual Meeting. The holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors must be present in person, or by remote communication, or by proxy at the Annual Meeting in order for a quorum to exist. Abstentions and broker non-votes count as present for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have the authority to do so without instructions from the beneficial owner. Shares represented by proxies that are marked withhold with respect to the election of our Class III directors will be counted as present in determining whether there is a quorum.

What am I voting on?

We are asking for your vote on the following four proposals at the Annual Meeting:
1.The election of the two Class III director nominees named in this proxy statement to serve until the 2023 Annual Meeting of Stockholders.
2.Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
3.An advisory vote to approve the compensation of our named executive officers.

4.Approval of the Crocs, Inc. 2020 Equity Incentive Plan.

How do I vote?

Vote by Internet

If you are a stockholder of record, you may vote your proxy over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if you requested printed copies of our proxy materials, by following the instructions on the printed proxy card you received. Most beneficial stockholders (“street name” holders) may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees.

Vote by Telephone

If you are a stockholder of record, you may vote your proxy by touch-tone telephone from within the U.S. by following the instructions on the Notice of Internet Availability of Proxy Materials or, if you requested printed copies of the proxy materials, by following the instructions on the printed proxy card. Most beneficial stockholders (“street name” holders) may vote by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks, or other nominees.

Vote by Mail

If you are a stockholder of record, you may vote your proxy by mail by requesting printed proxy cards, completing, signing, and dating the printed proxy cards and mailing them in the postage-paid envelope that will accompany the printed proxy materials. Beneficial owners (“street name” holders) may vote by completing, signing, and dating the voting instruction form provided and mailing it in the postage-paid envelopes accompanying the voting instruction forms.

What if I don’t provide voting instructions?

If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, your broker, trustee, bank, or other holder of record may not vote your uninstructed shares on any proposal other than Proposal 2.

Vote online by attending the Annual Meeting

All stockholders as of the close of business on April 13, 2020, the record date, can vote online at the Annual Meeting by attending the Annual Meeting online and following the instructions posted at www.virtualshareholdermeeting.com/CROX2020. If you are a beneficial owner who does not have a control number, you may gain access to the Annual Meeting by logging into your brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting. Instructions should also be provided on the voting instruction card provided by your broker, trustee, bank, or other holder of record. Even if you plan to attend the Annual Meeting online, we recommend that you also vote either by Internet, by telephone, or by mail so that your vote will be counted if you later decide not to attend.

How can I attend and vote at the Annual Meeting?

This year’s Annual Meeting will be held entirely online live via audio webcast due to the public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees, stockholders and other stakeholders. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CROX2020. If you were a stockholder as of the record date for the Annual Meeting and you have your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials, you can vote at the Annual Meeting.

A summary of the information you need to attend the Annual Meeting online is provided below:

•To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
•The Annual Meeting webcast will begin promptly at 9:00 a.m. Mountain Time. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 8:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.
•The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CROX2020.
•Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/CROX2020 on the day of the Annual Meeting.
•If you want to submit your question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/CROX2020, type your question into the “Ask a Question” field, and click “Submit.”
•Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product issues, or suggestions for product innovations, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at the “Investor Relations” section of our website at www.crocs.com. The questions and answers will be available as soon as practical after the Annual Meeting and will remain available until one week after posting.

To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker, trustee, bank or other holder of record to obtain your 16-digit control number or otherwise vote through the broker, trustee, bank or other holder of record. Only stockholders with a valid 16-digit control number, will be able to attend the Annual Meeting and vote, ask questions, and access the list of stockholders as of the close of business on the record date for the Annual Meeting.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

What vote is required for the proposals to pass?

If a quorum is present at the Annual Meeting, the following vote is required for approval of each matter to be voted on.

Proposal 1 - Election of Directors The two Class III director nominees receiving the highest number of “for” votes cast online at the Annual Meeting or by proxy at the Annual Meeting will be elected as directors. Proxies marked withhold and broker non-votes will have no effect on the outcome of this proposal. Cumulative voting is not permitted. See “Corporate Governance—Majority Vote Director Resignation Policy” (below) regarding the requirement that director nominees tender their resignation if they receive a greater number of votes “withheld” from their election than votes “for” such election.

Proposal 2 - Ratification of Appointment of Deloitte & Touche LLP The affirmative vote of a majority of the voting power of the shares present in person, or by remote communication, or by proxy and entitled to vote on the proposal is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal 3 - Advisory Vote to Approve the Compensation of our Named Executive Officers The affirmative vote of a majority of the voting power of the shares present in person, or by remote communication, or by proxy and entitled to vote on the proposal is required to approve the advisory resolution to approve the compensation of our named executive officers. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal 4 - Approval of the Crocs, Inc. 2020 Equity Incentive Plan The affirmative vote of a majority of the voting power of the shares present in person, or by remote communication, or by proxy and entitled to vote on the proposal is required to approve our Plan. Abstentions will have the effect of voting against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Approval of All Other Proposals With respect to any other matters properly brought before the Annual Meeting, the affirmative vote of a majority of the voting power of the shares present in person, or by remote communication, or by proxy and entitled to vote on such proposals will be the act of the stockholders. Abstentions will have the effect of voting against these proposals. Broker non-votes will have no effect on the outcome of these proposals.

What are the Board’s Recommendations?
Our Board’s recommendation is set forth together with the description of each proposal. In summary, our Board recommends a vote:

•FOR the election of each of the Class III director nominees (Proposal 1);

•FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2);

•FOR the advisory vote to approve the compensation of our named executive officers (Proposal 3); and

•FOR the approval of the Crocs, Inc. 2020 Equity Incentive Plan (Proposal 4).

What if I don’t provide voting instructions?

Whether or not you are able to personally attend the Annual Meeting online, you are encouraged to vote your shares as instructed in the Notice of Internet Availability of Proxy Materials. Shares represented by properly executed methods, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the proxy. If no directions are specified, such proxies will be voted FOR each of Proposals 1, 2, 3, and 4 in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting.

If your shares are held in the name of a bank or brokerage firm, your bank or broker will send you a separate package describing the procedures and options for voting your shares. You should follow the instructions provided by your bank or brokerage firm. On routine matters, such as the ratification of the appointment of our independent registered public accounting firm, your broker will vote your shares for you at his or her discretion if you do not instruct your broker how to vote. For non-routine matters, which include all other matters to be voted upon at the Annual Meeting, your broker may not vote your shares without specific voting instructions from you.

Can I change my vote after I have voted?

Any stockholder giving a proxy has the power to revoke the proxy, or change the proxy, at any time before the proxy is voted at the Annual Meeting by (i) re-voting online at www.proxyvote.com or by telephone, (ii) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503, or (iii) attending the Annual Meeting online and voting by following the instructions at www.virtualshareholdermeeting.com/CROX2020.

Your attendance at the Annual Meeting online will not, by itself, constitute revocation of your proxy.

How will the votes be counted?

A representative of Broadridge, our inspector of election, will tabulate and certify the votes.

Who pays for the solicitation of proxies for the Annual Meeting?

Our Board is soliciting the proxies for the Annual Meeting. We will bear the entire cost of this proxy solicitation. We have retained the services of Okapi Partners LLC (“Okapi Partners”), a professional proxy solicitation firm, to aid in the solicitation of proxies. Okapi Partners may solicit proxies by personal interview, mail, telephone, facsimile, email or otherwise. We will pay Okapi Partners its customary fee, estimated to be approximately $9,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We may also reimburse brokers, custodians, nominees and other fiduciaries for normal handling charges incurred for forwarding proxy materials to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, email or otherwise by our directors, officers and other employees, who will receive no additional compensation for such services.

Why hold a virtual meeting?

As part of our effort to maintain a safe and healthy environment for our directors, members of management, and stockholders who wish to attend the Annual Meeting, in light of the public health impact of the coronavirus outbreak (COVID-19), we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world. We plan to resume holding an in-person meeting in 2021.

How can I find the results of the voting after the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS
Board Composition
Our Board currently consists of nine members divided into three classes, with each director elected to a three-year term. Under our amended and restated bylaws, each of our directors holds office until his or her successor has been elected and qualified or until such director’s earlier resignation or removal.

Class III terms expire at the 2020 annual meeting:
Thomas J. Smach
William Gray
Beth J. Kaplan
Prakash A. Melwani
Class I terms expire at the 2021 annual meeting:
Ronald L. Frasch
Andrew Rees
Class II terms expire at the 2022 annual meeting:
Ian M. Bickley
Doreen A. Wright
Douglas J. Treff

At each annual meeting of stockholders, the successors to directors whose terms expire at such meeting will be elected, or such directors will be re-elected, and will serve from the time of election and qualification until the third annual meeting following their election or until their successors are duly elected and qualified. Mr. Melwani and Mr. Gray are not standing for re-election and their terms expire at the Annual Meeting. The current authorized number of directors is nine. However, assuming the election of the Class III director nominees at the Annual Meeting, there will only be seven continuing directors following the Annual Meeting, leaving two vacancies. The authorized number of directors may be changed by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the Board can be filled by resolution of the Board.

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated Ms. Kaplan and Mr. Smach for re-election as Class III directors to serve for a three-year term expiring at the 2023 annual meeting of stockholders.

A stockholder cannot vote for more than two nominees. Each of the director nominees has consented to serve for a three-year term. We do not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or will not serve for any reason, all proxies will be voted for the election of a substitute nominee as the Board may recommend.

There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of our Company. There are no family relationships among our executive officers and directors.

Director Nomination Process and Director Qualifications

The Governance and Nominating Committee’s process for identifying potential director candidates and the factors considered by the Governance and Nominating Committee in evaluating potential candidates are described below. In identifying potential director candidates, the Governance and Nominating Committee relies on recommendations from a number of sources, including current directors and officers. The Governance and Nominating Committee may also hire outside consultants, search firms, or other advisors to assist in identifying director candidates. We do not have a separate policy regarding director candidates recommended by stockholders, but the Governance and Nominating Committee will consider director candidates recommended by stockholders on the same basis as it considers other candidates. Any stockholder wishing to recommend a candidate for consideration by the Governance and Nominating Committee may do so by submitting a written recommendation to the Governance and Nominating Committee in accordance with the procedures set forth under “Other Matters—Stockholder Proposals and Nominations.”

In evaluating a director candidate, our Governance and Nominating Committee considers, among other things, the candidate’s judgment, knowledge, personal and professional integrity, ethics and values, diversity, expertise, business and industry experience, and other expertise, which is likely to enhance the Board’s ability to govern our affairs and business. We do not have a separate policy regarding consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess a broad perspective and the appropriate talent, skills, and expertise to oversee our business. For example, effective January 2020, the Board added Ms. Beth J. Kaplan as a member of the Board, and the Board believes she has provided valuable experience and insight, along with additional gender diversity to the Board. The Governance and Nominating Committee also takes into account independence requirements imposed by law or regulations (including the Nasdaq listing standards). In the case of director candidates recommended by stockholders, the Governance and Nominating Committee may also consider the number of shares held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the recommended director nominee.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES FOR DIRECTOR.

Class III Director Nominees

Thomas J. Smach (Class III)	Mr. Smach, age 59, has served as the Chairperson of the Board since June 2011, and as a member of the Board since April 2005. Since 2008, Mr. Smach has been a co-founding partner of Riverwood Capital Management, a private equity firm. From January 2005 to June 2008, Mr. Smach served as the Chief Financial Officer of Flextronics International (“Flextronics”), a Nasdaq-listed electronics manufacturing services (“EMS”) provider. From April 2000 to December 2004, Mr. Smach served as Senior Vice President-Finance of Flextronics. From 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of The Dii Group, Inc., an EMS provider and publicly-traded company that merged with Flextronics in early 2000. In addition to currently serving on the board of various private companies around the world, Mr. Smach also served on the board of various public companies in both the United States and Germany. Mr. Smach is a certified public accountant (inactive).

Mr. Smach has extensive accounting and financial management experience having served as the chief financial officer of global public companies and on the boards of both public and private companies. In addition, Mr. Smach has significant experience with international manufacturing and business from his leadership positions at Riverwood Capital Management and Flextronics. This experience is useful in light of our international operations. Mr. Smach is also well versed in SEC compliance and risk oversight, which makes him particularly well suited to serve on our Audit Committee and as the Board’s Chairperson.

Beth J. Kaplan (Class III)	Ms. Kaplan, age 62, has served as a member of the Board since January 2020. She is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies. Ms. Kaplan served as President and Chief Operating Officer at Rent the Runway, Inc. from 2013 to 2015 and continues to serve on its board of directors. She also serves on the boards of Framebridge and Care/of, both early stage growth companies. Previously, Ms Kaplan served as President and Chief Merchandising and Marketing Officer, and as a director, at General Nutrition Centers (“GNC”) from 2008 to 2011, where she played an integral role in GNC’s 2011 initial public offering. Prior to GNC, Ms. Kaplan served as Executive Vice President and General Manager at Bath & Body Works, LLC from 2002 to 2005, Executive Vice President of Marketing and Merchandising at Rite Aid Corporation from 1996 to 1999, and President and General Manager of the U.S. Cosmetics and Fragrance division at The Procter & Gamble Company. Ms. Kaplan has served as a member of the board of directors of Meredith Corporation, a publicly traded media conglomerate, since January 2017 and is a member of its Finance/Audit Committee. In addition, Ms. Kaplan joined the board of Howard Hughes Corporation, a publicly traded commercial, residential and mixed-use real estate company, in December 2017 and currently serves on its Audit and Risk Committees.

Ms. Kaplan has decades of executive experience in consumer products, retail and digital commerce, brings valuable perspective to the Board and management in terms of understanding consumer trends. brand management and operational expertise. Ms. Kaplan also has public board experience, and serves on multiple audit and risk committees.

Current Class III Directors Continuing Until the Annual Meeting

William Gray (Class III)	Mr. Gray, age 68, is a Blackstone director designee and has served as a member of the Board since June 2018. He has served as a Senior Advisor to Blackstone’s Private Equity Group since October 2010, advising various Blackstone portfolio companies on sales and marketing strategies to further brand development, as well as on issues management, user experience, channel expansion and digital transformation. Mr. Gray also serves as an investor and/or an advisor to a number of digitally oriented ventures including QF (QuickFrame) Video (a short form Video content creator), Dagne Dover (fashion handbag and accessory start up), and KARD (a charge card digital loyalty rewards start up). Prior to joining Blackstone, Mr. Gray spent 32 years at The Ogilvy Group, a communications firm, where he held a succession of leadership positions culminating in the roles of CO-CEO Ogilvy Group North America (2005-2009). Mr. Gray serves as a Director of SeaWorld Entertainment and he previously served as a Director of the Harleysville Property Casualty Insurance, HealthMarkets, Inc. and Zinio Digital Newsstand and as a Trustee of Century Capital Family of Mutual Funds. Mr. Gray graduated from Harvard College and received his MBA from the Darden School University of Virginia.

Mr. Gray brings significant communications, digital marketing and sales and brand building experience to the Board. His senior leadership role with a leading communications firm also contributes significant advertising and public relations expertise to the Board. Mr. Gray further provides the Board with substantial perspective relating to sales and marketing strategies and branding.

Prakash A. Melwani (Class III)	Mr. Melwani, age 61, is a Blackstone director designee and has served as a member of the Board since January 2014. Mr. Melwani is a Senior Managing Director at Blackstone Group, L.P. and is based in New York. He is the Chief Investment Officer of the Private Equity Group and chairs each of its Investment Committees. Since joining Blackstone in 2003, Mr. Melwani has led Blackstone’s investments in Crocs, Inc., Kosmos Energy, Foundation Coal, Texas Genco, Ariel Re, Pinnacle Foods, RGIS Inventory Specialists, Performance Food Group, and Ascend Learning. Before joining Blackstone, Mr. Melwani was a founding partner of Vestar Capital Partners and served as its Chief Investment Officer. Mr. Melwani currently serves on the Board of Directors of Ascend Learning, RGIS Inventory Specialists, and Blackstone strategic partner, Patria. Mr. Melwani served on the Board of Directors of Pinnacle Foods, Inc. through December 2015, Kosmos Energy through May 2017 and Performance Food Group through June 2017.

Mr. Melwani’s significant knowledge and expertise in finance, business, and strategic investments provide a valuable perspective to the Board. In addition, Mr. Melwani brings to the Board extensive leadership experience through his service on the boards of various companies, including other public companies in the consumer goods industry.

Information About Continuing Directors
Class I Directors

Ronald L. Frasch (Class I)	Mr. Frasch, age 71, has served as a member of the Board since October 2006 and as our Lead Director from November 2012 to January 2016. Mr. Frasch served as Operating Partner at Castanea Partners, a private equity firm, from February 2014 until June 2019. From June 2014 to June 2015, Mr. Frasch served as a director of EVINE Live, Inc., a Nasdaq-listed digital commerce company. Mr. Frasch also served as a director of Burberry Ltd. since 2017. Mr. Frasch served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE-listed luxury fashion retailer, from February 2007 until the merger of Saks, Incorporated with Hudson’s Bay Company in November 2013. From November 2004 until January 2007, he held the post of Vice Chairperson and Chief Merchant of Saks Fifth Avenue. From January 2004 to November 2004, he was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as Chairperson and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer, and distributor of fine men’s and women’s clothing, sportswear, and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996.

Mr. Frasch has extensive executive expertise in the fashion retail industry, which is valuable to the Board and management in understanding the consumer retail and fashion industry, including current buying trends by our wholesale customers.

Andrew Rees (Class I)	Andrew Rees, age 53, has served as a member of the Board since June 2017 and is currently the President, Chief Executive Officer and Principal Executive Officer of Crocs, Inc., overseeing the brand’s global strategy and operations. Mr. Rees joined Crocs as President in June 2014, and became Chief Executive Officer in June 2017. Mr. Rees has more than 25 years of experience in the footwear and retail industry. Prior to joining Crocs, Mr. Rees served as Managing Director of L.E.K. Consulting in Boston where he founded and led the firm’s Retail and Consumer Products Practice for 13 years. While at L.E.K., Mr. Rees served as a consultant for Crocs from 2013 to 2014, supporting the development and execution of the Company’s strategic growth plan. Previously, Mr. Rees served as Vice President of Strategic Planning and Vice President of Retail Operations for Reebok International. He also held a variety of positions at Laura Ashley from 1994 to 1996.

Mr. Rees has extensive executive expertise in the footwear and retail industry and day-to-day knowledge of our operations as Chief Executive Officer.

Class II Directors

Ian M. Bickley (Class II)	Mr. Bickley, age 56, has served as a member of the Board since April 2015. Until December 2018, Mr. Bickley served as an Executive Officer of Tapestry, Inc. (“Tapestry”), a NYSE-listed house of modern luxury lifestyle and accessory brands including Coach, Kate Spade, and Stuart Weitzman. Mr. Bickley held a number of executive roles at Tapestry (formerly Coach, Inc.) between 1993 and 2018. From July 2017 to December 2018, Mr. Bickley served as President, Global Business Development and Strategic Alliances for Tapestry. Prior to his last role with Tapestry, he served as President, International Group for Coach from August 2013 to July 2017, President, Coach International from February 2006 to August 2013, President and Chief Executive Officer of Coach Japan from August 2001 to February 2006, Vice President, Coach Japan from 1997 to 2001 and other successively senior positions since joining in 1993. Mr. Bickley has served on the board of directors and strategy committee of Natura & Co. Holding S.A., a NYSE-listed Brazilian global beauty and cosmetics company, since April 2019.

Mr. Bickley brings more than 25 years of global multi-channel fashion and lifestyle brand building and distribution experience to the Board. At Tapestry, Mr. Bickley was an important leader and architect in the global expansion of the Coach brand in addition to the transformation of the company into a global multi-brand business and organization with three brands, more than 21,000 employees, and distribution in over 70 countries. His experience provides the Board with significant perspective and insight into the development of global brands, multi-channel retailing, and emerging market and channel opportunities.

Doreen A. Wright (Class II)	Ms. Wright, age 63, has served as a member of the Board since June 2011. She served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. From 1995 to 1998, Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America. Prior to that, she held various positions with American Express Company, Bankers Trust Corporation, and Merrill Lynch & Co. From 2012 to 2017, Ms. Wright served on the Board of Directors of the WhiteWave Foods Company. From 2009 to 2013, Ms. Wright served on the Board of Directors of Dean Foods Company, a leading food and beverage company. In addition, Ms. Wright served on the Board of Directors of: Citadel Broadcasting Corporation from 2010 to 2011, where she chaired the Compensation Committee; the Oriental Trading Company from 2008 to 2011, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, where she served on the Audit and Enterprise Risk Committee.

Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation, and corporate governance committees.

Douglas J. Treff (Class II)	Mr. Treff, age 62, has served as a member of the Board since June 2016. He currently serves as the Senior Vice President and Chief Financial Officer of World Vision, Inc., an international relief and development organization. He served as Executive Vice President and Chief Administrative Officer of Payless Holdings, Inc. from September 2007 to July 2015 and also as its Chief Financial Officer from 2012 to 2015. Payless declared bankruptcy in 2017 subsequent to Mr. Treff’s departure. Mr. Treff served as Executive Vice President and Chief Administrative Officer of Sears Canada Inc. from 2006 to 2007, having been seconded to Sears Canada from Sears Holdings. Mr. Treff served as the Senior Vice President and Chief Financial Officer of Deluxe Corporation from 2000 to 2006. From 1990 to 2000, he held Chief Financial Officer and other leadership roles in finance at Wilsons The Leather Experts Inc., including serving as Vice President, Finance of Wilsons since 1993 and as Chief Financial Officer and Assistant Secretary since 1996.

Mr. Treff brings significant knowledge and expertise in accounting, finance, information technology, and operations in the global retail industry. As a chief financial officer or chief administrative officer for more than 20 years, Mr. Treff has extensive experience in SEC reporting, risk management and the footwear industry, which makes him well suited to serve as the chairperson of our Audit Committee. This experience provides the Board with significant expertise and perspective relating to financial management, audit committee oversight, and global retail operations.

CORPORATE GOVERNANCE

We are committed to maintaining sound corporate governance practices. The Board has formalized several policies, procedures and standards of corporate governance, including our Corporate Governance Guidelines, some of which are described below. We continue to monitor best practices and legal and regulatory developments with a view to further revising our governance policies and procedures, as appropriate.

Corporate Governance Guidelines
In 2005, the Board adopted the Crocs, Inc. Corporate Governance Guidelines (the “Corporate Governance Guidelines”), which are designed to assure the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to Board composition and member selection, Board independence, Board meetings and involvement of senior management, management succession planning, Board committees and the evaluation of senior management and the Board. The Board periodically reviews our Corporate Governance Guidelines and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of our Corporate Governance Guidelines is available in the “Investor Relations” section of our website at www.crocs.com.

Majority Vote Director Resignation Policy
Our Corporate Governance Guidelines contain a Director Resignation Policy. Under this policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation to the Board following certification of the stockholder vote. Within 90 days following the certification of the vote, the independent directors on the Board would consider the offer of resignation and determine whether to accept or reject the tendered resignation. This policy does not apply in contested elections.

Director Independence
Nasdaq listing standards require that the Board consist of a majority of independent directors. The Board has determined that Messrs. Bickley, Frasch, Smach, and Treff and Mss. Kaplan and Wright are independent directors as defined by Nasdaq listing standards.
The Board makes a determination regarding the independence of each director annually based on relevant facts and circumstances. Applying the standards and independence criteria defined by the Nasdaq listing standards, the Board has made a determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

Communicating with Directors
Stockholders or other interested parties who wish to communicate with the Board or with specified individual directors may do so by mailing such written communication to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503. The Corporate Secretary will review all correspondence and will forward to the Board or an individual director a summary of the correspondence received and copies of correspondence that the Corporate Secretary determines is required to be directed to the attention of the Board or such individual director. Our Corporate Secretary reserves the right not to forward to Board members any inappropriate materials. The Board or any individual director may at any time request copies and review all correspondence received by the Corporate Secretary that is intended for the Board or such individual director.

Board Leadership
The Board does not have a policy regarding separation of the roles of Chief Executive Officer and Chairperson of the Board. The Board believes it is in our best interests to make that determination based on current circumstances. The Board has determined that an independent director serving as Chairperson is in the best interests of our stockholders at this time. This structure ensures a greater role of independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows the Chief Executive Officer to focus to a greater extent on the management of our day-to-day operations. The Board believes this split structure recognizes the time, effort, and energy the Chief Executive Officer is required to devote to the position in the current business environment, as well as the commitment required to serve as the Chairperson.

Risk Oversight
The full Board is actively involved in oversight of risks that could affect us. The Board implements its risk oversight function both as a whole and through delegation to its committees. These committees meet regularly and report back to the full Board. The Audit Committee has primary oversight responsibility with respect to financial risks as well as oversight responsibility for our overall risk assessment and risk management policies and systems. The Audit Committee oversees our procedures for the receipt, retention, and treatment of complaints relating to accounting and auditing matters and oversees our management of legal and regulatory compliance systems. The Audit Committee regularly interacts with our accounting and legal personnel, internal audit team, and our outside auditors in fulfillment of this oversight function. Our Audit Committee also oversees risks related to our information technology systems, processes, and procedures, including risk related to cybersecurity. The Compensation Committee oversees risks relating to our compensation plans and programs. The Compensation Committee has reviewed and considered our compensation policies and programs in light of the Board’s risk assessment and management responsibilities and will do so in the future on an annual basis. The Compensation Committee believes that we have no compensation policies and programs for our executives and other employees that give rise to risks reasonably likely to have a material adverse effect on us. The Compensation Committee also, on at least an annual basis, considers and evaluates the independence and potential conflicts of interest of its advisors, including our compensation consultant, Meridian Compensation Partners, LLC (“Meridian”).
The Chief Legal and Risk Officer serves as our chief compliance officer and is charged with oversight of our enterprise risk management program and assessing and managing our legal, regulatory, and other compliance obligations on a global basis. The Chief Legal and Risk Officer regularly reports to the Audit Committee, and the full Board, as appropriate, regarding our enterprise risk management program and legal and compliance affairs. The Chief Legal and Risk Officer and the Chief Financial Officer also coordinate the day-to-day risk management process and report directly to the Audit Committee. The internal audit team performs an enterprise risk assessment annually, and updates the Audit Committee regarding our risk analyses, assessments, risk mitigation strategies, and activities. Senior management updates the Audit Committee at least annually, or more frequently as needed, regarding our directors and officers insurance coverage and on matters regarding certain financial risks.

Worldwide Code of Ethics and Committee Charters
We have adopted a Worldwide Code of Ethics that applies to all directors and employees, including our principal executive, financial, and accounting officers. The Worldwide Code of Ethics is posted in the “Investor Relations” section of our website at www.crocs.com. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of our Worldwide Code of Ethics that apply to our directors and principal executive, financial, and accounting officers by posting such information on our website. The Audit Committee Charter, Compensation Committee Charter, and Governance and Nominating Committee Charter are also available in the “Investor Relations” section of our website at www.crocs.com. Any person may request a copy of the Worldwide Code of Ethics or committee charters free of charge by submitting a written request to: Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

Environmental, Social, and Governance Initiatives

As one of the world’s largest footwear companies, we can make a positive global impact on the footwear industry and our planet by committing to transparent, socially conscious, and sustainable business practices.

We are seeking to reduce our impact on the environment by focusing on sustainability initiatives in our operations and throughout our supply chain and product lifecycle. This includes reducing waste generation and increasing recycling at our corporate and regional offices and distribution centers, exploring future water and waste reduction opportunities, and reducing shoe boxes and plastic packaging.

We also strive to ensure our products are sourced, produced and delivered to our customers in a manner that upholds international labor and human rights standards. To this end, we have implemented measures to ensure our supply chain complies with these standards, including the conducting of both scheduled and unannounced social compliance audits.
We also monitor over 230 chemicals in our supply chain for compliance with legal and regulatory requirements consistent with our Restricted Substances Policy and expect our contracted factories and suppliers to take a proactive stance in eliminating any hazardous substances in the manufacture of Crocs products.

We believe that our vision to make “everyone comfortable in their own shoes” starts with our people. To ensure that we remain an employer of choice for the most talented workforce in the footwear industry, we have implemented initiatives across our business and geographies to develop leadership capability, enable meaningful professional experiences, offer a compelling employee value proposition, and create a transparent, collaborative culture that embraces all different kinds. We are also committed to an equitable total rewards philosophy and provide greater levels of pay transparency in all regions and are proud of our culture of inclusion, which features diversity at all levels.

Anti-Hedging and Anti-Pledging Policy

Our Securities Trading and Information Disclosure Policy prohibits all of our employees, officers, and directors from engaging in hedging transactions designed to offset decreases in the market value of our securities, including certain forms of hedging and monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps, and exchange funds. Our Securities Trading and Information Disclosure Policy also prohibits all of our employees, officers, and directors from holding our stock in a margin account or pledging our stock as collateral to secure loans or other obligations.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2019, the Board met five times, and all directors who served during 2019 attended 75% or more of the aggregate of the (i) Board’s meetings and (ii) meetings of the Board committees on which they served, in each case, during the periods that he or she served as a director. We encourage, but do not require, our directors to attend the Annual Meeting of Stockholders. All of directors who served on the Board at the time attended our 2019 Annual Meeting of Stockholders, except for Mr. Melwani.

We believe our current Board is highly qualified and active, consisting of directors with a diverse set of relevant experience, qualifications, and skills. This table provides a summary view of the qualifications and attributes of each director.

Qualifications and Attributes	Ian M. Bickley	Ronald L. Frasch	William Gray	Beth J. Kaplan	Prakash A. Melwani	Andrew Rees	Thomas J. Smach	Douglas J. Treff	Doreen A. Wright
CEO Experience	●	●	●			●
Corporate Governance/Ethics	●	●	●	●	●	●	●	●	●
Financial/Accounting Expertise		●		●	●		●	●
Public Company Board Service	●	●	●	●	●	●	●	●	●
Footwear/Retail Industry Experience	●	●		●		●		●
Independence	●	●	●	●	●		●	●	●
Global Management and Business Perspective	●	●	●	●	●	●	●	●	●
Consumer Product and Branding Expertise	●	●	●	●		●	●	●	●
Information Technology Expertise							●	●	●
Supply Chain and Manufacturing Expertise	●	●				●	●
Human Resources/Compensation Expertise	●			●	●		●		●
Demographic Background
Tenure (Years)	5	13	2	1	6	3	15	4	9
Age (Years)	56	71	68	62	61	53	59	62	63

Average Director Tenure: 6.4 Years	Average Director Age: 61.7

Board Committees

The committees established by the Board and their current membership are set forth in the table below.

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee	China Growth Acceleration Committee
Thomas J. Smach*	✓		✓
Ian Bickley	✓			✓**
Ronald L. Frasch		✓	✓**	✓
William Gray
Beth J. Kaplan		✓	✓
Prakash A. Melwani		✓	✓
Andrew Rees
Doreen A. Wright		✓**
Douglas J. Treff	✓**
* Chairperson of the Board
** Chairperson of the Committee

Audit Committee

The current members of the Audit Committee are Messrs. Treff (Chairperson), Bickley, and Smach. The Audit Committee met nine times in 2019. The functions of the Audit Committee include, among other things, oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the performance, qualifications, and independence of our independent auditors, and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination, and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. The Audit Committee is also tasked with evaluating our significant information technology (“IT”) strategies, and oversight of management in its management of risks related to our IT systems, processes, and procedures, including risk related to cybersecurity. The purpose and responsibilities of the Audit Committee are set forth in the Audit Committee Charter.

All of the members of the Audit Committee are independent, as determined in accordance with Nasdaq listing standards applicable to Audit Committee members and relevant federal securities laws and regulations. The Board has determined that Messrs. Treff and Smach each qualify as an “audit committee financial expert” as defined by the applicable regulations of the SEC.

Compensation Committee

The current members of the Compensation Committee are Mses. Wright (Chairperson) and Kaplan and Messrs. Frasch and Melwani. The Compensation Committee met six times in 2019. The Compensation Committee has overall responsibility for defining, articulating, evaluating, and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies, and programs. The Compensation Committee is also responsible for approving our Compensation Discussion and Analysis for inclusion in this proxy statement. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter.

All of the members of the Compensation Committee are independent, as determined in accordance with Nasdaq listing standards applicable to Compensation Committee members and relevant federal securities laws and regulations.

Pursuant to its charter, the Compensation Committee has the authority to, among other things: (i) establish, monitor, and approve our overall compensation strategy and philosophy; (ii) review and approve annually corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and to approve our Chief Executive Officer’s compensation; (iii) oversee management’s decisions concerning the performance and compensation of other executive officers; (iv) oversee the compensation structure for our employees generally; (v) review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; (vi) supervise the administration of our equity-based incentive plans, including the authorization of equity grants under such plans; (vii) review and recommend to the Board the terms of written employment agreements, post-employment consulting agreements and severance arrangements for executive officers; (viii) assist the Board in developing and evaluating potential candidates for executive officer positions and oversee the development of succession plans for executive officers; (ix) review and recommend to the Board compensation to be paid to our non-employee directors; and (x) review and evaluate the relationship between our incentive compensation arrangements and our corporate strategy and risk management policies and practices. The Compensation Committee may also delegate its authority under its charter to a subcommittee or one or more of our officers as it deems appropriate from time to time.

The Compensation Committee sets our Chief Executive Officer’s compensation. The Compensation Committee also reviews the recommendations of our Chief Executive Officer with respect to compensation of our named executive officers, other than himself, and, after reviewing such recommendations, sets the compensation of our other named executive officers. The Compensation Committee relies on its judgment when making compensation decisions after reviewing our performance and evaluating each executive’s performance against established goals, leadership ability and responsibilities, and current compensation arrangements. When evaluating total compensation for each of our executive officers, the Compensation Committee reviews the executive officer’s current compensation, including equity- and non-equity-based compensation. The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of comparative companies. The compensation program for executive officers and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances. See “Corporate Governance—Risk Oversight” (above) for the Compensation Committee’s evaluation of our compensation program risk.

During 2019, the Compensation Committee engaged an outside independent compensation consultant, Meridian, to provide consulting services to the Compensation Committee in connection with 2019 executive compensation matters. See “Compensation Discussion and Analysis” (below) for further discussion.

Meridian does not provide any services to management. Prior to engaging Meridian, the Compensation Committee considered their independence in accordance with the terms of the Compensation Committee Charter and Nasdaq listing requirements. The Compensation Committee determined that Meridian is independent and did not identify any conflicts of interest.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Messrs. Frasch (Chairperson), Melwani, and Smach and Ms. Kaplan. The Governance and Nominating Committee met three times in 2019. The Governance and Nominating Committee assists the Board in promoting our best interests and those of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Governance and Nominating Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for election at each annual meeting of stockholders. It also reviews the qualifications and independence of the members of the Board and its various committees and makes any recommendations the Governance and Nominating Committee members may deem appropriate concerning any changes in the composition of the Board and its committees. The Governance and Nominating Committee also recommends to the Board the corporate governance guidelines and standards regarding the independence of non-employee directors applicable to us and reviews the provisions of the Governance and Nominating Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any applicable legal or regulatory requirements and the Nasdaq listing standards. The Governance and Nominating Committee also monitors and leads the Board in its periodic review of the Board’s performance.

The purpose and responsibilities of our Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. All of the members of the Governance and Nominating Committee are independent, as determined in accordance with the Nasdaq listing standards.

China Growth Acceleration Committee

The current members of the China Growth Acceleration Committee are Messrs. Bickley (Chairperson) and Frasch. The China Growth Acceleration Committee was formed in January 2019 with a fixed one-year term, which the Board extended in December 2019 for an additional one-year term, such that the term will now expire on December 31, 2020. The China Growth Acceleration Committee assists the Board in its ongoing overview of our long-term strategic planning and growth initiatives and offers advice and insights related to the creation of a new growth plan for our business in China and organizational structure in the Asia Pacific region and specifically as it relates to the China business. The China Growth Acceleration Committee is also tasked with providing guidance with respect to our assessment of the brand potential in China; review our plans and timeline for growth by channel in China; contribute to our understanding of the changing market landscape and market specific risks in China; act in an advisory capacity to help us prioritize alternative investment options for the China market; and interface with designated management team/groups regarding China business and potential opportunities.

EXECUTIVE OFFICERS
Our executive officers as of April 13, 2020 include the following individuals:

Name	Age	Position(s)
Andrew Rees	53	President and Chief Executive Officer
Anne Mehlman	39	Executive Vice President and Chief Financial Officer
Daniel P. Hart	61	Executive Vice President, Chief Legal and Risk Officer
Elaine Boltz	51	Executive Vice President, Chief Operations and Transformations Officer
Michelle Poole	52	Executive Vice President, Chief Product and Merchandising Officer

Mr. Rees’ biographical information is disclosed above under “Proposal 1—Election of Directors.”

Anne Mehlman has served as our Executive Vice President and Chief Financial Officer since August 2018. From November 2016 until August 2018, she served as Chief Financial Officer of Zappos.com, Inc., an online shoe retailer owned by Amazon.com, Inc. Previously, Ms. Mehlman served as our Vice President, Corporate Finance from June 2011 to November 2016. Prior to that time, she was Division Finance Director at RSC Holdings, Inc. (acquired by United Rentals, Inc.). Ms. Mehlman also held various financial roles at Corporate Express (acquired by Staples, Inc.).

Daniel P. Hart has served as our Executive Vice President, Chief Legal and Risk Officer since January 2010. From June 2009 through December 2009, he served as our Executive Vice President of Administration and Corporate Development. Prior to joining us, Mr. Hart was employed by Océ North America, a digital printing and document management division of Océ, N.V., a manufacturing and engineering company publicly traded on the Euronext Amsterdam stock exchange, where he served as Senior Vice President and General Counsel from 2006 to 2009. From 2004 to 2006, Mr. Hart served as Senior Vice President - General Counsel and Human Resources for Invensys Controls, a global manufacturing and engineering operation within Invensys plc, a public U.K. conglomerate. From 2002 to 2004, Mr. Hart served as Chief Staff Officer for the Development Division of Invensys, a large portfolio of disposal companies within Invensys plc. Previously, Mr. Hart’s experience included service in senior legal positions at Dictaphone Corporation and Brooke Group Ltd. and private legal practice in New York City.

Elaine Boltz has served as our Executive Vice President, Chief Operations and Transformations Officer since March 2020. She has over a decade of corporate finance and financial reporting responsibility in retail, omnichannel and online businesses. Prior to joining us, Ms. Boltz served as President of TJX Digital, a stand-alone operating division of TJX Companies, Inc. (“TJX”), from 2011 to 2017, where she launched and built TJX’s e-commerce business and oversaw the acquisition of Sierra Trading Post. Prior to TJX, she led Chicos FAS’ direct-to-consumer businesses, including e-commerce, catalogs and omnichannel initiatives for the company’s portfolio of brands from 2008 to 2010. Ms. Boltz also served as Chief Marketing and Strategy Officer at Ann Inc. from 2004 to 2008. Before her operating roles in these companies, Ms. Boltz was a senior principal at BCG, focused in the Consumer and Retail sector from 1996 until 2004. Her corporate board experience includes Brinker International, Inc., global owner of Chili’s and Maggiano’s restaurants, which is listed on the NYSE, where she served from 2015 to 2018, and since July 2019, she has served on the board of Weiman Products, a private-equity backed consumer product company. She received her Bachelor’s degree from the University of Pennsylvania and her Masters of Business Administration from Harvard University.

Michelle Poole has served as our Executive Vice President, Chief Product and Merchandising Officer since April 2020. Prior to this, she served as our Senior Vice President and Chief Product and Merchandising Officer since 2014. In addition to her product and merchandising responsibilities, Ms. Poole assumed responsibility for our Marketing function in 2017. She has more than 25 years of experience and proven success in the development of leading global fashion and lifestyle brands. Prior to Crocs, she spent five years at Sperry Top-Sider from 2008 to 2013, where she served as Senior Vice President of Product. Ms. Poole was responsible for the creation and implementation of the global product strategy and led several key initiatives, including the launch of a year-round women’s business and specialty retail stores and sperrytopsider.com. Her footwear industry experience also includes brand-building roles at Timberland from 2004 to 2008 and Converse from 1997 to 2000. Ms. Poole received her Bachelor’s degree in fashion marketing from the University of Northumbria.

BENEFICIAL OWNERSHIP OF OUR SECURITIES

Ownership by Our Directors, Executive Officers, and Greater than 5% Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2020 by:
•each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our outstanding common stock;
•each current director or nominee;
•each of the current named executive officers listed in “Compensation Tables—Summary Compensation Table” (below); and
•all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing a person’s percentage ownership of common stock, shares of common stock subject to options or restricted stock units (“RSUs”) held by that person that are currently exercisable, or exercisable (or, in the case of RSUs, scheduled to vest and settle) within 60 days after March 31, 2020, are deemed to be outstanding and beneficially owned by that person. None of these shares, however, are deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Percentage ownership is based on 67,375,060 shares of our common stock outstanding on March 31, 2020. Unless otherwise indicated below, the address for each director and named executive officer listed below is in care of Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

	Common Stock
Name of Beneficial Owner	Shares	Percent
5% Stockholders:
BlackRock, Inc. (1)	10,718,918	15.90%
The Vanguard Group (2)	6,880,118	10.21%
Renaissance Technologies LLC (3)	4,801,332	7.13%
Named Executive Officers, Directors, and Director Nominees:
Ian M. Bickley	92,207	*
Ronald L. Frasch	119,065	*
William Gray	10,530	*
Beth J. Kaplan	1,060	*
Prakash A. Melwani	—	*
Thomas J. Smach (4)	224,576	*
Douglas J. Treff	93,728	*
Doreen A. Wright (5)	55,680	*
Andrew Rees (6)	748,986	1.11%
Anne Mehlman	13,099	*
Daniel P. Hart	204,793	*
Carrie W. Teffner	—	*
All directors and executive officers as a group (12 persons) (7)	1,563,724	2.32%
*Less than 1%
(1) Based solely on a Schedule 13G/A filed with the SEC on February 4, 2020. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2) Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(3) Based solely on a Schedule 13G/A filed with the SEC on February 13, 2020. The address for Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022.

(4) Includes 60,000 shares of common stock subject to options exercisable within 60 days of March 31, 2020 and 80,014 RSUs that become immediately vested upon the earlier of Mr. Smach’s separation of service from the Board or upon a change in control.
(5) Includes 52,781 RSUs that become immediately vested upon the earlier of Ms. Wright’s separation of service from the Board or upon a change in control.
(6) Includes 133,334 shares subject to options exercisable within 60 days of March 31, 2020 and 289,905 shares held by the V&M Rees Revocable Trust, in which Mr. Rees in a trustee and exercises voting and investment power.
(7) Shares beneficially owned include 193,334 shares subject to options that are exercisable within 60 days of March 31, 2020 and 132,795 RSUs that become immediately vested upon the earlier of certain directors’ separation of service from the Board or upon a change in control.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions

Investment Agreement with Blackstone

On January 27, 2014, we issued to Blackstone Capital Partners VI L.P. (“Blackstone”) and certain of its permitted transferees (collectively, the “Blackstone Purchasers”) an aggregate of 200,000 shares of our Series A Preferred Convertible Preferred Stock (“convertible preferred stock”) for an aggregate purchase price of $198 million, or $990 per share, pursuant to an Investment Agreement between us and Blackstone, dated December 28, 2013 (as amended, the “Investment Agreement”). In connection with the issuance of the convertible preferred stock (the “Closing”) and pursuant to the Investment Agreement, we paid Blackstone a closing fee of $2 million and reimbursed Blackstone’s transaction fees and expenses of approximately $4 million. Mr. Ribatt, our former Chief Executive Officer and former member of our Board, was a permitted transferee of Blackstone and purchased 1,000 shares of our convertible preferred stock. As a result, Blackstone became a beneficial owner of greater than 5% of our outstanding common stock. On December 5, 2018, we repurchased 100,000 shares of convertible preferred stock from the Blackstone Purchasers and the Blackstone Purchasers converted their remaining shares of convertible preferred stock into an aggregate of 6,896,548 shares of our common stock. In October 2019, Mr. Ribatt sold his 34,482 shares of our common stock. On November 4, 2019, the Blackstone Purchasers sold their 6,864,545 shares of our common stock in an underwritten public offering. As of such date, the Investment Agreement was terminated in accordance with its terms. In connection with the termination of the Investment Agreement, Mr. Melwani and Mr. Gray, who were designated by Blackstone under the Investment Agreement, are not standing for re-election and their terms expire at the Annual Meeting.

Registration Rights Agreement

In connection with the Closing, we and the Blackstone Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we agreed to provide to the Blackstone Purchasers certain customary demand and piggyback registration rights in respect of its shares of common stock. The Registration Rights Agreement contained customary terms and conditions, including certain customary indemnification obligations and a covenant that we would bear all costs, fees and expenses in connection with any resale of the Blackstone Purchasers’ shares of common stock. On November 4, 2019, the Blackstone Purchasers sold all 6,864,545 shares of our common stock in an underwritten public offering and we incurred approximately $0.6 million of expenses under the Registration Rights Agreement in connection with the sale of such shares by the Blackstone Purchasers. As of such date, the Registration Rights Agreement was terminated in accordance with its terms.

RGIS Services

We received inventory count services from RGIS, LLC (“RGIS”), an affiliate of Blackstone. Through November 4, 2019 (the date Blackstone ceased to be an affiliate of us), we paid RGIS approximately $282,000 for inventory services received.

Optiv, Inc.

We received cyber security and consulting services from Optiv, Inc. (“Optiv”), an affiliate of Blackstone. Through November 4, 2019 (the date Blackstone ceased to be an affiliate of us), we paid Optiv approximately $1.6 million for such services.

Kronos Incorporated

We received workforce management services from Kronos Incorporated (“Kronos”), an affiliate of Blackstone. Through November 4, 2019 (the date Blackstone ceased to be an affiliate of us), we paid Kronos approximately $312,000 for such services.

Policy on Transactions with Related Persons

Our Worldwide Code of Ethics requires that any transaction involving us in which one of our directors, nominees for director, executive officers, or greater than five percent stockholders, or one of the aforementioned’s immediate family members (each, a “related person”), have a material interest be approved or ratified by the Audit Committee if the amount involved, when aggregated with the amount of all other transactions between the related person and us, exceeds $100,000 in a fiscal year. The full Board reviews ordinary course of business transactions in which directors have an interest as part of the Board’s annual director independence review, and our Worldwide Code of Ethics permits the full Board to waive any conflicts of interest between us and any director or officer. In determining whether to approve or ratify any such transaction, the Audit Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to us than those involving unrelated parties. The full Board approved each of the transactions disclosed above.

Director and Officer Indemnification

We have entered into agreements to indemnify certain directors and executive officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

DIRECTOR COMPENSATION
Structure of Compensation Program

Non-employee directors are compensated with a combination of an annual Board retainer and retainers for serving on committees, paid in cash or restricted stock at the director’s election, and annual equity grants. Mr. Rees, who is an employee of the Company, is not eligible to receive this compensation. Directors do not receive additional fees for attendance at meetings. Amounts payable to our non-employee directors under our director compensation program are described under “2019 Retainer” below. The former non-employee directors designated by Blackstone under the Investment Agreement, Messrs. Melwani and Gray, were entitled to receive the standard compensation for non-employee directors; however, such compensation was permitted to be paid to Blackstone or its designee, pursuant to the terms of the Investment Agreement.

Philosophy/Approach

The Compensation Committee periodically reviews market director compensation levels using data from a peer group approved by the Compensation Committee, based on analysis and recommendations from Meridian, the Compensation Committee’s independent compensation consultant. Changes to director compensation levels or program structure are presented to the full Board for approval. While the program is not targeted to any specific market percentile or position, the overall philosophy is to ensure that overall compensation levels are competitive and appropriate given relevant market practice.
2019 Retainer

For 2019, the Chairman of the Board received an annual retainer of $150,000. The other non-employee directors received an annual retainer of $100,000. Directors who served as chairpersons of Board committees received additional committee retainers, as follows: Audit Committee $30,000; Compensation Committee $25,000; Governance and Nominating Committee $10,000; China Growth Acceleration Committee $50,000; and Information Technology Committee $30,000, 50% of which was paid prior to the Information Technology Committee’s termination on January 1, 2020. Directors who served as non-chair members of Board committees received additional annual committee retainers for committee service, as follows: Audit Committee $15,000; Compensation Committee $10,000; Governance and Nominating Committee $5,000; and Information Technology Committee $10,000, 50% of which was paid prior to the Information Technology Committee’s termination on January 1, 2020. These annual retainers are denominated in cash and payable in quarterly installments unless the director elects to be paid in shares of restricted stock or a combination of cash and restricted stock. The number of shares of restricted stock is determined based on the fair market value of our common stock on the date the retainer is payable. The restricted stock vests in four successive quarterly installments from the issuance date. During 2019, Messrs. Melwani, Frasch, Gray, and Smach and Ms. Wright elected to receive their annual retainers in cash. Mr. Bickley elected to receive his annual retainer 50% in cash and 50% in stock. Mr. Treff elected to receive his annual and committee retainers in stock.

In light of the COVID-19 pandemic impacts, in March 2020, Mr. Smach voluntarily elected to forgo all 2020 compensation related to his service as Chairman of the Board and as a member of the Board, the Audit Committee, and Governance and Nominating Committee, and the other members of the Board voluntarily elected to reduce their 2020 compensation related to service as members of the Board and any committees on which they serve by 50%.

Equity Awards

For 2019, the Chairman of the Board received an annual equity award consisting of a grant of $180,600 in value of our common stock. The other non-employee directors received a grant of $100,000 in value of our common stock. Directors can elect to receive RSUs that vest upon their cessation of service on the Board in lieu of the common stock grant. Ms. Wright made that election. Mr. Melwani did not receive the annual grant of common stock but was instead compensated with an additional $100,000 in cash.

The number of shares of common stock was determined based on the fair market value of our common stock on the date of grant. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and its committees.

The table below summarizes the total compensation paid to each of our non-employee directors who served during the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Ian M. Bickley	37,083	199,153	236,236
Ronald L. Frasch	122,500	99,994	222,494
William Gray	110,000	99,994	209,994
Prakash A. Melwani (2)	215,000	—	215,000
Thomas J. Smach (Chairman)	170,000	180,598	350,598
Douglas J. Treff (3)	—	239,990	239,990
Doreen A. Wright	155,000	99,994	254,994
(1) Amounts reflect the aggregate grant date fair value of grants computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used to calculate these values are included in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2) Mr. Melwani’s fees exclude $100,000 paid in 2019, but earned in 2018, as disclosed previously.
(3) Includes approximately $5,000 of restricted stock grants cancelled in conjunction with the Information Technology Committee’s termination on January 1, 2020. As noted above, Mr. Treff elected to receive his retainer for serving on the Information Technology Committee in restricted stock as opposed to cash.

As of December 31, 2019, each non-employee director who served during 2019 had the following number of stock options and unvested restricted stock awards outstanding:

Name	Options Outstanding at December 31, 2019	Unvested Restricted Stock Awards Outstanding at December 31, 2019
Ian M. Bickley	—	1,483
Ronald L. Frasch	—	—
William Gray	—	—
Prakash A. Melwani	—	—
Thomas J. Smach (Chairman)	80,000	80,014
Douglas J. Treff	—	3,610
Doreen A. Wright	—	52,781

Director Ownership Guidelines

Our director stock ownership guidelines require that directors own shares of our common stock in an amount equal in value to a specified multiple (5x for the Chairman of the Board and 3x for all other directors) of such director’s annual cash retainer for Board service (not including any retainers for service on Board committees). Directors have until the fifth anniversary of (i) the adoption of the modified guidelines in June 2013 (for existing directors as of June 2013) or (ii) the date of appointment for new directors, to meet the ownership guidelines. Currently, all of our directors have met or are on track to meet their respective ownership guidelines by the required deadline.

A LETTER FROM THE CHAIR OF OUR COMPENSATION COMMITTEE

Dear Stockholders,

The Compensation Committee is committed to ensuring that the Company’s executive compensation programs reinforce the significant linkage between executive compensation and long-term stockholder value creation. Our executive compensation programs are designed such that performance-based and at-risk pay constitute a significant majority of the total potential compensation for our executive officers. We establish rigorous financial and non-financial targets driven by the Company’s overall strategy to reward both short-term and long-term performance.

As detailed in the Compensation Discussion & Analysis, in 2019, the short-term and long-term incentive programs achieved above target level payouts, driven by the Company’s strong financial and stock price performance. This correlates with the significant improvement in the key financial and non-financial value drivers such as adjusted EBIT (as defined below), clog and sandal silhouette growth and e-commerce growth. In each case, the Compensation Committee believes the performance objectives were rigorous and required significant year-over-year improvement in order to achieve target levels and such achievement has also helped to drive significant increases in stockholder value, as illustrated by the 50% increase in the Company’s stock price during 2019.

I encourage all stockholders to read the Compensation Discussion & Analysis to further understand our executive compensation philosophy and program. Furthermore, as noted in the Compensation Discussion & Analysis, in light of the COVID-19 pandemic impacts, in March 2020, we implemented temporary base salary reductions for executives, including base salary reductions of 20% for our named executive officers. In addition, in light of the COVID-19 pandemic impacts, in March 2020, Mr. Smach voluntarily elected to forgo all compensation related to his service as Chairman of the Board and as a member of the Board, the Audit Committee, and Governance and Nominating Committee, and the other members of the Board voluntarily elected to reduce their compensation related to service as a member of the Board and any committees on which they serve by 50%.

Doreen A. Wright
Compensation Committee Chairperson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information that we believe is necessary to understand our executive compensation policies and decisions as they related to the compensation for fiscal 2019 of our named executive officers.

The following “named executive officers” whose compensation information is presented in the tables and discussed in this report include:

•Andrew Rees, President and Chief Executive Officer
•Anne Mehlman, Executive Vice President and Chief Financial Officer
•Daniel P. Hart, Executive Vice President, Chief Legal and Risk Officer
•Carrie W. Teffner, former Executive Vice President, Finance and Strategic Projects

Ms. Teffner stepped down as Executive Vice President and Chief Financial Officer in August 2018, but remained with the Company as Executive Vice President Finance and Strategic Projects until April 1, 2019.

As of the date of this proxy statement, our stock price has declined significantly since February 2020, consistent with our broader industry, due largely to the COVID-19 pandemic. We remind stockholders that compensation disclosures in this proxy statement focus on our 2019 compensation programs and decisions relative to our 2019 performance. As described herein, our executive compensation program is designed to strongly align realizable compensation with performance and thus, for example, the value of executives’ stock awards is aligned with, and impacted by, changes in our stock price. Consequently, the impact of COVID-19 on our stock price will have a corresponding impact on the 2020 compensation of our named executive officers, which will be described in the next year’s proxy statement. Furthermore, as noted below, in light of the COVID-19 pandemic impacts, in March 2020, we implemented temporary base salary reductions for executives, including base salary reductions of 20% for our current named executive officers.

Executive Summary

2019 Business and Financial Highlights

In evaluating our overall executive compensation program and decisions, including payouts under the 2019 programs and plan designs for our 2020 programs, the Compensation Committee (the “Committee”) considered a number of factors, including the strategic and financial performance and position of our company in 2019. We had another outstanding year in 2019, as we achieved our second consecutive year of top-line growth, which drove significant selling, general and administrative (“SG&A”) leverage, and returned us to profitability.

Some specific highlights and key accomplishments considered by the Committee in its decision-making process during 2019 included:

•Revenues were $1,230.6 million, an increase of 13.1% over 2018. Our wholesale revenues grew 13.5%, our e-commerce business grew 24.2%, and our retail comparable store sales grew 12.4%.
•We sold 67.1 million pairs of shoes worldwide, an increase of 12.1% from 59.8 million pairs in 2018.
•Gross margin was 50.1% compared to 51.5% in 2018, a decline of 140 basis points, partially as a result of transition costs associated with relocation of our distribution center in the U.S. in 2019 and our distribution center in the Netherlands, which is expected to replace our existing facility in 2021. Unfavorable changes in foreign exchange rates decreased gross profit by $13.9 million and offset the improvement of further refined product mix, reduced promotional activities, and increased prices on select products.
•SG&A expenses were $488.4 million, a decrease of $6.6 million, or 1.3%, compared to 2018. As a percent of revenues, SG&A improved 580 basis points to 39.7% of revenues. SG&A expense included $2.9 million of non-recurring charges associated with various cost reduction initiatives compared to $21.1 million of non-recurring charges in 2018 associated with the completion of the closure of our company-operated manufacturing and distribution facilities in Mexico and Italy and our SG&A reduction plan, and some prior year charges related to the relocation of our corporate headquarters, which is expected to be completed in 2020.

•Income from operations was $128.6 million for the year ended December 31, 2019 compared to income from operations of $62.9 million for the year ended December 31, 2018. Our operating margin rose to 10.5% compared to 5.8% in 2018.
•Net income attributable to common stockholders was $119.5 million compared to a loss of $69.2 million in 2018, which included charges incurred related to the repurchase and conversion of our convertible preferred stock required by generally accepted accounting principles in the United States. Diluted net income per common share was $1.66 for the year ended December 31, 2019, compared to a diluted net loss per common share of $1.01 for the year ended December 31, 2018.
•To continue improving the efficiency and profitability of our retail business we closed or transferred to distributors 31 stores in 2019, 48.4% of which were full-priced locations, for a net reduction of 16 company-operated retail stores. Since we began our store reduction program early in 2017, we have closed a net total of 191 stores and reduced our total company-operated store count to 367 from 558 at the end of 2016. The majority of these store closures occurred upon expiration of the leases. We have also placed greater priority on outlet stores, so that they now represent 52.6% of our store base, up from 41.6% at the end of 2016.
•During 2019, we repurchased 6.1 million shares of common stock at an aggregate cost of $147.2 million.
•In the fourth quarter of 2019, Blackstone and certain of its permitted transferees sold their remaining 6,899,027 shares of our common stock.

Key Compensation Committee Actions in 2019

The Committee took several actions which are consistent with our determination to pay for performance and align our incentive compensation metrics to key strategic initiatives.

•Emphasis on Pay-for-Performance: In 2019, the Committee continued to use multiple performance metrics and focus on objective, performance-based and “at-risk” pay arrangements. We believe these performance metrics help align the interests of our named executive officers with those of stockholders by making a significant portion of their compensation contingent upon results beneficial to stockholders, and thereby incenting our named executive officers to create long-term value for stockholders. The Committee believes the performance metrics are appropriately aligned with stockholder value as demonstrated by the 50% increase in our stock price during 2019. The performance metrics used for our annual incentive plan are adjusted EBIT (as defined below) and adjusted free cash flow, along with strategic operative objectives relating to clog and sandal silhouette growth, regional-specific channel prioritization, and regional-specific strategy. The non-financial objectives were updated in 2019 to reflect strategic priorities, including the addition of regional-specific objectives. For our named executive officers, the regional-specific, non-financial objectives were e-commerce growth and successful execution of the first phase of our China Long-Term Growth Plan. See “Board of Directors and Committees of the Board—China Growth Acceleration Committee” above. The performance metrics used for our RSU awards were adjusted revenue and adjusted operating margin, which we believe drive long-term shareholder value creation.

•Rigorous Objective Performance Goals: For 2019, the Committee increased the target performance metrics for the annual incentive plan and performance-based RSU awards to levels higher than both 2018 actual results and 2018 targets, other than with respect to adjusted free cash flow, as follows:

Performance Metric	2019 Target Goal as a % of 2018 Actual Results	2019 Target Goal as a % of 2018 Target Goal
Adjusted EBIT (1)	149%	212%
Adjusted free cash flow (2)	61%	94%
Adjusted revenue (3)	106%	113%
Adjusted operating margin (4)	128%	147%
(1) Adjusted EBIT is calculated by excluding interest expenses, tax expense, foreign currency changes and non-recurring entries from generally accepted accounting principles (“GAAP”) net income attributable to common stockholders.
(2) Adjusted free cash flow is calculated by modifying adjusted EBIT by: subtracting capital expenditures; adding year-over-year changes in inventory, accounts receivable and accounts payable; and adding depreciation, amortization and stock-based compensation expenses. Target adjusted free cash flow for 2019 was lower than both the 2018 actual result and 2018 target because, among other things, (i) our planned capital expenditures for 2019 were expected to be higher than 2018, primarily as a result of costs associated with the relocation of our distribution center in the U.S., and (ii) we intended to increase our planned inventory for 2019 (a) to support higher demand compared to 2018, (b) to avoid supply constraints, and (c) to plan for the timing of the Chinese New Year in 2020, which required us to have orders shipped to our distribution center in the fourth quarter of 2019.
(3) Adjusted revenue is calculated by adjusting GAAP revenue for non-recurring entries.

(4) Adjusted operating margin is calculated by modifying adjusted EBIT and dividing by adjusted revenue.

In each case, the Committee believes such targets were rigorous and difficult to achieve requiring significant improvements over 2018. The selection of these metrics diversifies the performance goals among our short- and long-term incentive programs and also supports our strategic priorities. The Committee believes using a one-year performance period for the performance-based RSU awards continues to be an appropriate measurement period given our recent growth and continuing turnaround efforts. To further drive stockholder alignment and retention, any earned performance-based RSUs are subject to continued vesting and service requirements, as further described below.

•2019 Pay Decisions Rewarded Another Year of Very Strong Company Performance: In 2019, our annual cash incentive plan paid out at 161% of target and our performance-based RSUs were earned at 122% of target. The Committee believes these payouts recognize and reward the named executive officers for a second consecutive year of strong Company financial performance.

•No Increases in Base Salaries or Target Bonus Percentages for our Named Executive Officers: The Committee approved no increases to the base salaries for the named executive officers for 2019.

•Operating Performance Metrics for Short-Term Incentive Program: In addition to adjusted EBIT and adjusted free cash flow performance targets, the Committee weighted 25% of the target 2019 annual incentive awards to objectives associated with clog and sandal silhouette growth, e-commerce growth, and successful execution of the first phase of our China Long-Term Growth Plan. The operating objectives are measurable performance metrics, other than with respect to the successful execution of the first phase of our China Long-Term Growth Plan, which was determined in the Committee’s discretion, and, in each case, contain rigorous and difficult to achieve goals. The Committee believes that these performance goals are key drivers in our continued short- and long-term growth, which, if achieved, will ultimately help drive additional stockholder value over the long-term.

•2020 Executive Pay Reductions: In light of the COVID-19 pandemic impacts, in March 2020, we implemented temporary base salary reductions for executives, including base salary reductions of 20% for Messrs. Rees and Hart and Ms. Mehlman.

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Committee has overall responsibility for evaluating and approving our executive officer compensation, benefits, severance, equity-based or other compensation plans, policies and programs. The Committee sets the Chief Executive Officer’s compensation, and those of our other executive officers. The Committee generally considers the recommendations of the Chief Executive Officer with respect to the compensation of the other named executive officers. During 2019, the Committee worked with Meridian, an independent executive compensation consultant, for advice and perspective regarding executive compensation market trends and best practices.

Compensation Best Practices

In order to further align the long-term interests of management with those of our stockholders and align our compensation program with best practices, the Committee establishes and monitors specific policies, practices and processes.

Things We Do:

✓ Independent Compensation Committee. The Committee, comprised solely of independent directors, approves all compensation for our named executive officers.

✓ Independent compensation consultant. The Committee retains an independent compensation consultant.

✓ Assessment of compensation risk. The Committee assesses our compensation policies and programs and determined that we have no compensation policies and programs for our executives that give rise to excessive risks reasonably likely to have a material adverse effect on the Company.

✓ Performance-based pay. The Committee focuses on paying our executives for performance against pre-established goals and stock price improvements. The Committee believes that the 2019 payout above target for both the annual cash incentive and performance-based RSUs demonstrate the Committee’s alignment of pay with performance given the Company’s strong 2019 financial performance and TSR.

✓ Annual say-on-pay vote. We hold annual advisory say-on-pay votes to approve executive compensation and in 2019 received support of 96% on such proposal.

✓ Mix of CEO’s pay. 83% of the 2019 total target compensation for Mr. Rees was performance-based or at-risk.

✓ Weight of financial metrics. The Committee continued to weight 2019 performance measures towards those impacting profitability and included strategic operating measures that it believed were key to the continued success of our ongoing business transformation strategies.

✓ Use of multiple non-overlapping performance metrics. The Committee used multiple complementary performance measures for the 2019 annual incentive and performance RSUs to align the executive compensation program to a broader perspective of Company performance. There is no overlap between the performance measures used in our annual incentive program and performance RSUs.

✓ Double-trigger vesting and reasonable change in control protections. We maintain a reasonable change in control plan (“CIC Plan”), which we amended during 2018 to further align the CIC Plan with best practices and good governance. The CIC Plan provides for “double-trigger” vesting with a definition of “change in control” consistent with our stockholder-approved equity plans. In order to keep management focused on the best interests of our stockholders during potentially uncertain periods, the CIC Plan provides our named executive officers with reasonable compensation protections upon a change in control followed by a termination without cause or for good reason.

✓ Stock ownership guidelines. Our Board adopted robust stock ownership guidelines that our executive officers and non-employee directors are expected to meet within five years.

✓ Clawback. In the case of a financial restatement, annual and long-term incentive awards are subject to the Company’s Recovery of Executive Compensation Policy and any clawback or recoupment policy adopted by us pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Things We Don’t Do:

✗ No excise tax gross-ups. We do not provide our management with “excise tax gross-ups” in the event of a change in control.

✗ Ban on hedging and pledging. We do not allow our management or directors to engage in hedging transactions on our stock or to pledge our stock to secure loans or other obligations. A description of our anti-hedging and anti-pledging policy can be found in “Corporate Governance—Anti-Hedging and Anti-Pledging Policy”.

✗ No repricing. Our equity plans do not allow repricing of stock option or stock appreciation rights (“SARs”) without stockholder approval.

✗ No excessive executive benefit programs. We do not provide our management with pensions or any other enhanced benefit programs beyond those that are typically available to all other employees other than a voluntary deferred compensation plan for senior executives and a limited supplemental retirement plan.

✗ No excessive perquisites. Our management receives minimal perquisites.

✗ No “single trigger” vesting. Our CIC Plan provides for “double-trigger” vesting of awards that are assumed in the event of a change in control.

Say-on-Pay and Stockholder Outreach

At our annual meeting of stockholders in June 2019, stockholders signaled their strong support for our executive compensation program where 96% of the votes cast approved our 2019 say-on-pay proposal. These results were similar to the results at our 2011 through 2018 annual meetings. The Committee has considered and will continue to consider the outcome of our say-on-

pay votes when reviewing the objectives of our program and making future compensation decisions for the named executive officers. In addition, in connection with our regular outreach and discussion with stockholders, the Committee has not been made aware of any stockholder concerns regarding our executive compensation program.

Compensation Process and Methodology

The objectives of our executive compensation program are to:

Align our executives’ compensation with our stockholders’ interests	Hold our executives accountable to stockholders	Assure that our total compensation program aligns with good corporate governance and best practices

Attract and retain exemplary executive talent who are able to succeed in our fast-paced, rapidly evolving company	Motivate our executives to achieve our financial and strategic business objectives by paying them for performance

Summary of Executive Compensation Elements, Practices and Policies

Our executive compensation objectives and principles are implemented through the use of the following principal elements of compensation:

Compensation Element	Objective	Characteristics
Base Salary:	•Compensate executives for their level of experience, responsibility and individual performance •Help attract and retain strong leadership talent	•Fixed component; evaluated annually •Determined by factors such as executive’s job responsibilities, sustained performance in role/potential and internal equity
Annual Cash Incentives:	•Promote achieving our annual corporate financial goals, as well as other objectives deemed important to our long-term success •Align management and stockholder interests
•Variable, performance-based component
•Target opportunity is set based on factors such as executive’s job responsibilities, sustained performance in role/potential, internal equity, and competitive market practices
•Actual payout depends on our performance and individual contribution

Long-Term Incentives:	•Promote achieving our long-term corporate financial goals with the acquisition of common stock through RSUs •Align management with stockholder interests •Provide long-term retention incentives
•Variable, performance-based component
•Annual equity grant is set based on factors such as executive’s job responsibilities, sustained performance in role/potential, internal equity, and competitive market practices
•3-year vesting period (67% are earned based on achievement of performance goals and 33% vest based on continued service)
•Actual value realized will vary based on actual Company performance and stock price

Severance and Change in Control Programs:	•Facilitate attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common
•Contingent component; only payable if the executive’s employment is terminated under certain circumstances and, in the case of a change in control, to help provide continuity of management through the transition

Peer Group Companies

The Committee uses peer company and survey data to guide its review of the total compensation of our officers and executives to understand relevant market practices. The Committee focuses on ensuring that the performance-based elements of our executive compensation program are consistent with peer and industry trends, when appropriate for our business. The Committee does not benchmark compensation to a specific percentage of the compensation of peer companies.

The Committee approved a peer group based on analysis and recommendations from Meridian, an independent compensation consultant. The peer group is selected based on the key industry criteria noted below, and takes into consideration each company’s revenue, market capitalization and other key financial metrics (e.g., international sales and direct to consumer sales). The peer group referenced for 2019 pay decisions included 13 companies.

Our relative positioning within the peer group is taken into consideration by the Committee when reviewing the peer group data. We believe these companies are broadly comparable to us as they are made up of footwear and apparel companies with sophisticated and often international operations and represent our labor market for talent for key leadership positions. The Committee regularly reviews our peer group to determine if adjustments are necessary to ensure that it continues to be relevant or if additional peer companies are necessary to provide appropriate information on market practices and compensation levels.

The 2019 peer companies are listed below:

Caleres, Inc.	Columbia Sportswear Company	Deckers Outdoor Corporation
DSW Inc.	Fossil Group, Inc.	G III Apparel Group, Ltd.
Genesco Inc.	lululemon athletica inc.	Oxford Industries, Inc.
Skechers U.S.A., Inc.	Steven Madden, Ltd.	Vera Bradley, Inc.
Wolverine Worldwide, Inc.

For 2019, the Compensation Committee removed Perry Ellis International, as it was acquired in a take-private transaction in the third quarter of 2018. Kate Spade & Co. was also removed from the peer group, as it was acquired by Coach, Inc. in the second quarter of 2017.

Target Compensation

The Committee does not utilize an exact calculation in determining the break-down or weighting of named executive officer compensation among base salary, annual cash incentive awards, and long-term equity awards. Rather, the Committee considers all forms of compensation in light of the market competition for executive talent, the risk to an executive inherent in employment with our fast-paced, rapidly evolving company, and our financial goals. Accordingly, the Committee believes that a significant majority of each named executive officer’s total target compensation should be in the form of annual cash performance-based awards and equity awards that are earned upon achievement of performance goals and aligned with our stock price.

For 2019, 17% of the total targeted compensation of our Chief Executive Officer was base salary and 83% was performance-based or at-risk consisting of our annual cash incentive and long-term equity incentive grants. In 2019, the Committee also continued to ensure that a significant proportion of the annual long-term incentive grants vest based on achievement of performance factors. Below are charts showing the fixed and performance-based and at-risk compensation for Mr. Rees and our other current named executive officers based on the targeted 2019 compensation amounts:

2019 Compensation Program

Base Salary. The Committee sets the base salary of the Chief Executive Officer. Base salary for other named executive officers is set by the Committee after considering the recommendation of the Chief Executive Officer.

Base salary is reviewed on an annual basis and at the time of hire or promotion. Annual adjustments are influenced by the results of our operations, revenue and profitability levels, individual performance, changes in responsibility, peer company comparisons and other factors (e.g., internal equity and succession planning). No adjustments were made to 2019 base salaries for our named executive officers.

The current base salaries of our current named executive officers as of December 31, 2019 are below:

Named Executive Officer (1)	2019 Base Salary (2) ($)
Andrew Rees	950,000
Anne Mehlman	550,000
Daniel P. Hart	523,688
(1) Because Ms. Teffner ceased being an executive officer in April 2019, she is not included in the tables throughout this section because did not receive a base salary increase or incentive compensation awards for 2019.
(2) In light of the COVID-19 pandemic impacts, in March 2020, we implemented temporary base salary reductions for executives, including base salary reductions of 20% for Messrs. Rees and Hart and Ms. Mehlman.

Annual Incentive Awards. The Committee believes that an annual cash incentive plan that offers significant awards to our named executive officers for meeting or exceeding Company performance goals provides our officers additional incentive to meet or exceed our strategic Company goals and ensures that we attract and retain talented named executive officers.

In 2019, the Committee continued to weight 75% of the annual incentive program on financial metrics and 25% on strategic operating goals to provide focus and incentive to achieve key strategic non-financial objectives during the Company’s turnaround and continued growth. The non-financial objectives were updated in 2019 to reflect strategic priorities, including the addition of regional-specific objectives.

Each year, the Committee establishes a target annual incentive award for each named executive officer expressed as a percentage of the executive’s base salary, based on factors such as: the estimated contribution and responsibility of the named executive officer, market practices, internal equity and the recommendation of the Chief Executive Officer (for all named executive officers excluding himself).

For 2019, the targets for our named executive officers remained the same as in 2018 (other than Ms. Teffner):

Named Executive Officer	Annual Incentive Plan Target (as a percentage of Base Salary)
Andrew Rees	120%
Anne Mehlman	75%
Daniel P. Hart	75%
Carrie W. Teffner	N/A

The total annual incentive award actually paid to each named executive officer is determined based on the extent to which specified weighted objective performance goals are achieved with potential payouts ranging from 50% to 200% of the incentive plan target; there are no payouts for below-threshold performance.

For purposes of the 2019 performance year, the Committee selected adjusted EBIT, adjusted free cash flow, and objectives associated with clog and sandal silhouette growth, regional-specific channel prioritization, and regional-specific strategy as performance measures in the annual incentive program. The non-financial objectives were updated in 2019 to reflect strategic priorities, including the addition of regional-specific objectives. For our named executive officers, the regional-specific non-financial objectives were e-commerce growth and successful execution of the first phase of our China Long-Term Growth Plan. The Committee continued to include adjusted EBIT and adjusted free cash flow to more closely align compensation with key performance metrics associated with profitability.

Based on 2019 actual results, our named executive officers were eligible to be paid annual cash incentive awards at 161% of their respective target annual incentive award amounts. The Committee has discretion to depart from the formula in approving the annual incentive awards by decreasing, but not increasing, incentive awards after results are known. The Committee did not exercise that discretion in 2019.

For 2019, these goals and their applicable weightings and earned payouts were:

2019 Performance Targets	Weighting	Actual Performance	Weighted 2019 Actual Performance as a Percentage of Target
Adjusted EBIT (1): $121.7 million	37.5%	Exceeded Target Goal (162% payout)	61%
Adjusted free cash flow (2): $70.2 million	37.5%	Exceeded Maximum Goal (200% payout)	75%
Objectives associated with (3): clog and sandal silhouette growth, e-commerce performance, and successful execution of the first phase of our China Long-Term Growth Plan	25%	All 3 Targets Achieved	25%
TOTAL:			161%
(1) Adjusted EBIT is calculated by excluding interest expenses, tax expense, foreign currency changes and non-recurring entries from GAAP net income attributable to common stockholders.
(2) Adjusted free cash flow is calculated by modifying adjusted EBIT by: subtracting capital expenditures; adding year-over-year changes in inventory, accounts receivable and accounts payable; and adding depreciation, amortization and stock-based compensation expenses.
(3) The strategic operating performance targets required: (1) clog and sandal silhouette growth of 10% and 15%, respectively, over 2018 (excluding retail); (2) global e-commerce improvement of 22% over 2018; and (3) successful execution of the first phase of our China Long-Term Growth Plan, as determined by the Committee in its discretion. All three performance targets were achieved.

Long-Term Equity Awards. The Committee grants long-term equity awards annually to the named executive officers in order to provide long-term performance-based compensation, to encourage the named executive officers to continue their employment throughout the vesting periods of the awards, and to align management and stockholder interests. The awards vest over a three-year period, which also assists with long-term incentives and retention. We believe that a significant portion of each named executive officer’s compensation should be in the form of equity awards. For 2019, the amount of long-term incentive awards granted to our named executive officers was based on a review of market practices by Meridian, our independent compensation consultant, the recommendations of the Chief Executive Officer (for executive officers other than himself), personal performance, internal equity, and expected future contributions, among other factors.

2019 Long-Term Performance Incentive Program. In 2019, all of our named executive officers received grants of RSUs, 67% of which are earned based on satisfaction of performance goals and 33% of which vest based on continued service. The material terms of these 2019 RSU awards are as follows:

Time-Based RSUs	Performance-Based RSUs
	Performance Goals	Potential Awards	Further Time Vesting
Vest in three annual installments beginning one year after the date of grant	Achievement of 2019 adjusted revenue and adjusted operating margin targets	Executive may earn from 50% to 200% of the target number of RSUs based on the level of achievement of the performance goal - no RSUs are earned if performance falls below established threshold goals	Earned RSUs vest 33% upon satisfaction of performance goal and 33% in each of the next two years

The Committee grants performance-based awards to support our pay-for-performance philosophy and better align the interests of our named executive officers with those of our stockholders. The Committee grants RSUs because it generally believes that full-value awards such as RSUs offer a stronger retention incentive than stock options while also providing alignment with stockholders. In addition, RSUs are less dilutive to our current stockholders as fewer RSUs are necessary to provide the same equity benefit compared to stock options.

The Committee retained adjusted revenue and adjusted operating margin as the performance metrics for the 2019 RSU grant because it views these metrics as primary drivers of enhanced stockholder value and appropriate measures of performance given our continued, successful transformation efforts. The performance-based RSUs granted in 2019 were earned at 121.8% of target because 2019 adjusted revenue was approximately 123.1% of target and adjusted operating margin was approximately 120.4% of target.

2019 Performance RSU Targets	Actual Performance	Weighting	Weighted 2019 Actual Performance as a Percentage of Target
Revenue (1): $1,158.3 million	$1,238.5 million	50%	61.6%
Adjusted operating margin (2): 12.9%	14.0%	50%	60.2%
TOTAL:			121.8%
(1) Adjusted revenue is calculated by adjusting GAAP revenue for non-recurring entries.
(2) Adjusted operating margin is calculated by modifying adjusted EBIT and dividing by adjusted revenue.

Performance-Based RSU Vesting - 2013 through 2019

The Committee believes that the performance goals set by the Committee are challenging, appropriate, drive executive performance and demonstrate the Committee’s pay-for-performance philosophy. To illustrate the challenging performance goals, the below chart reflects the percentage of performance-based RSU awards that were earned by our executives since 2013.

Grant Years	Percent Earned
2013	—%
2014	39%
2015	25%
2016	33%
2017	91%
2018	129%
2019	122%

2020 Performance Metrics

For 2020, the Committee has retained the financial metrics used in the 2019 incentive programs, specifically adjusted revenue and adjusted operating margin for the long-term incentive program and adjusted EBIT and adjusted free cash flow for the annual cash incentive program. Similar to 2019, the annual cash incentive program provides that 25% of the annual cash award will be determined by three strategic operating metrics. The 2020 non-financial metrics in the annual incentive plan have been selected to reflect current strategic priorities.

Other Benefits

We provide other benefits to our named executive officers in order to achieve a competitive pay package. The Committee believes that those benefits, which are detailed in the Summary Compensation Table under the heading “All Other Compensation,” are reasonable, competitive and consistent with our overall executive compensation program. Those benefits consist principally of employer-paid premiums on health insurance and annual executive physical examinations beyond those covered by our general health insurance programs.
Post-Employment Compensation

Change in Control Benefits. In 2013, we approved and adopted the Change in Control Plan, which was amended and restated in 2014, and further amended and restated in 2018 (“CIC Plan”), for eligible employees, including the named executive officers. The CIC Plan contains a “double-trigger” whereby if a “change in control” occurs and the participant’s employment is terminated by us without “cause” or the participant resigns for “good reason” within the two-year period following the “change in control,” the participants will be entitled to accelerated vesting of certain equity awards and a multiple of salary and bonus. The Committee believes that this approach will enhance stockholder value in the context of an acquisition, and align executives with the interests of our stockholders. The 2018 amendment and restatement of the CIC Plan made certain changes to further align the CIC Plan with market practices and good governance such as, among other things, removing the right to certain continued health coverage benefits and expressly requiring participants to agree to certain restrictive covenants, including non-competition and non-solicitation, in order to receive benefits under the CIC Plan following a “change in control.” For a more detailed discussion of the CIC Plan and definitions of “change in control,” “cause,” and “good reason” under the CIC Plan, see “Potential Payments on Termination or Change in Control” below.

Employment Agreement. We entered into an employment agreement with Mr. Hart concurrent with his appointment as an officer in 2009. The agreement provides for guaranteed payments and accelerated vesting of certain equity awards upon his involuntary termination of employment with us (other than for “cause”) or his resignation for “good reason.” For a more detailed discussion of the agreement and definitions of “cause” and “good reason,” see “Potential Payments on Termination or Change in Control” below.

Offer Letters. In connection with the appointment to their respective positions, we negotiated and entered into offer letters with each of Mr. Rees and Mses. Mehlman and Teffner setting forth, among other things, the initial terms of their base salary, target bonus, and long-term equity targets along with the terms of certain sign-on equity awards. The offer letters also provide that if the executive is terminated by us without “cause” (as defined in the offer letter) or if the executive resigns for “good reason” (as defined in the offer letter), subject to execution of a general release of claims, the executive will be entitled to receive a lump sum payment equal to the executive’s then-current base salary plus an amount equal to the then-current target annual bonus. If the executive is terminated by us without “cause,” resigns for “good reason” or in the event of death or “disability” (as defined in the Company’s equity incentive plan), the executive will be entitled to certain vesting of equity awards. The offer letters also provide that the executives are eligible to participate in the CIC Plan. The offer letters contain non-competition and non-solicitation covenants which restrict the executives from taking part in certain competitive activities for a period of one year following their termination of employment with us. For a more detailed discussion of the offer letters and definitions of “cause” and “good reason,” see “Potential Payments on Termination or Change in Control” below.

The post-employment benefits provided in the offer letters were negotiated between the Committee and each executive in advance of the executive accepting employment with us. The Committee believed that such severance benefits were reasonable and necessary to induce each executive to accept employment with us.

Additional Considerations

In addition to designing our compensation plans to achieve the objectives outlined above, the Committee seeks to implement corporate governance best practices to align the interests of our executive officers with the interests of our stockholders. A summary of some of those compensation policies is set forth below.

Stock Ownership Guidelines	We maintain our stock ownership guidelines to ensure that our executive officers have a meaningful stake in our equity and to further align the interests of our executives with the long-term interests of our stockholders. The guidelines require that each of our named executive officers own shares of our common stock in an amount equal in value to a specified multiple (5x for our Chief Executive Officer and 3x for all other named executive officers) of such named executive officer’s base salary, to be achieved by the fifth anniversary of (i) the adoption of the modified guidelines (for our existing executive officers) or (ii) the date of hire for new executive officers. All of our executive officers are making progress towards their respective ownership multiples and are still within the five-year phase-in period for compliance, with the exception of our Chief Legal and Risk Officer, who is outside of this phase-in period and is in compliance with the stock ownership guidelines.
Clawback Policy	Under our Recovery of Executive Compensation Policy, at the discretion of the Committee, executives may be required to repay awards to us if within two years of an award under our annual incentive plan and equity incentive plan: (i) we are required to restate our financial statements due to fraud or willful misconduct involving the executive; or (ii) the executive took part in any fraud, negligence or breach of fiduciary duty.

We have also adopted a policy whereby any annual and longer-term incentive compensation awards granted to management will be subject to any other clawback or recoupment policy adopted by us, including pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Prohibition on Hedging and Pledging	We do not allow our management or directors to engage in hedging transactions on our stock or to pledge our stock to secure loans or other obligations. A description of our anti-hedging and anti-pledging policy can be found in “Corporate Governance—Anti-Hedging and Anti-Pledging Policy”.
No Tax Gross-Ups in our CIC Agreements	None of our change in control agreements with our executive officers contain excise tax gross-up provisions.
Double Trigger Provisions in our CIC Agreements	We maintain a reasonable change in control plan. The CIC Plan provides for “double-trigger” vesting with a definition of “change in control” consistent with our stockholder-approved equity plans. In order to keep management focused on the best interests of our stockholders during potentially uncertain periods, the CIC Plan provides our named executive officers with reasonable compensation protections upon a change in control followed by a termination without cause or for good reason.

Equity Granting Practices	The Committee has generally determined to make our annual equity award grants at the regular meeting of the Committee held in the first quarter of each year. The Committee meeting date, or the next business day if the meeting falls on a day where the Nasdaq Global Select Market is closed for trading, is typically the effective grant date for the grants.

We also may grant equity awards (e.g., options, restricted stock) to recognize increased responsibilities or special contributions, attract new hires, retain executives or recognize certain other special circumstances that occur throughout the year. The effective date of these grants is determined based on the timing of the recognition or recruitment event and approved on or in advance of the effective date of the grant. The exercise/grant price is the fair market value of our common stock on the effective date. The Committee approves all equity grants to executive officers. We do not permit repricing of stock options without stockholder approval.
Deductibility of Executive Compensation	Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”) limits the deductibility of certain compensation to $1 million paid to certain officers as a business expense in any tax year. For taxable years beginning after December 31, 2017, legislation signed into law in December 2017 (“Tax Reform”) expanded the number of individuals covered by the Section 162(m) deductibility limit and repealed the exception that qualified “performance-based” compensation as excluded from the $1 million deductibility limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by our stockholders.

Long-term incentive compensation and annual incentive awards approved by the Committee prior to Tax Reform for our Chief Executive Officer and those executive officers whose overall compensation was likely to exceed $1 million was generally structured to meet the requirements for the “performance-based” compensation exception under Section 162(m). As a result of Tax Reform, compensation paid to our covered executive officers in excess of $1 million may not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Compensation granted in the past may not qualify as “performance-based compensation” under certain circumstances. While the Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its stockholders.
Accounting Considerations
ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and performance-based RSUs under our equity incentive award plans will be accounted for under ASC Topic 718. We will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with our management. Based on such review and discussions, the Compensation Committee recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Doreen A. Wright (Chairperson)
Ronald L. Frasch
Beth J. Kaplan
Prakash A. Melwani

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth information regarding compensation earned for services rendered during fiscal years 2019, 2018 and 2017 for each of our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)
Andrew Rees	2019	950,000	—	3,409,982	—	1,831,980	25,785	6,217,747
President and Chief Executive Officer	2018	950,000	—	6,132,539	—	1,995,000	23,275	9,100,814
	2017	841,396	—	1,564,000	474,800	1,024,634	19,480	3,924,311
Anne Mehlman (5)	2019	550,000	—	749,988	—	662,888	31,294	1,994,170
Executive Vice President and Chief Financial Officer	2018	181,923	200,000	199,997	—	238,774	56,398	877,092
Daniel P. Hart	2019	523,688	—	499,967	—	631,174	30,967	1,685,796
Executive Vice President, Chief Legal and Risk Officer	2018	523,688	—	489,984	—	687,340	28,513	1,729,525
	2017	523,688	—	476,000	—	415,939	20,837	1,436,463
Carrie W. Teffner (6)	2019	186,375	—	—	—	—	42,630	229,005
Former Executive Vice President, Finance and Strategic Projects	2018	682,500	—	979,996	—	1,015,219	47,121	2,724,836
	2017	673,850	—	952,000	—	605,351	50,457	2,281,838
(1) Amount shown reflects the sign-on award granted to Ms. Mehlman when she commenced service as our Executive Vice President and Chief Financial Officer on August 24, 2018.
(2) Amounts shown reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (FASB ASC Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in the calculations of these amounts are included in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The grant date fair value of stock awards, which are comprised of time-based and performance-based RSUs, includes the grant date fair value for the performance-based RSUs calculated based on the target amount for the award period commencing in the year indicated. For 2019, the total aggregate grant date fair value of stock awards, including the time-based RSUs and the performance-based RSUs assuming the highest level of payout for performance against assigned targets would be as follows: $5.7 million for Mr. Rees, $1.3 million for Ms. Mehlman, and $0.8 million for Mr. Hart.
(3) Amounts shown reflect the grant date fair value computed in accordance with ASC Topic 718 (without regard to estimates of forfeitures related to service-based vesting), rather than an amount paid to or realized by the named executive officer. The stock option awards were valued as of the grant date by multiplying the closing price of the common stock on the Nasdaq Global Select Market on that date by the number of shares subject to the awards, and applying a Black-Scholes-Merton value.
(4) All other compensation for 2019 represents the following for each of our named executive officers: (i) Company matches to employee 401(k) contributions in the amounts of $10,600 for Messrs. Rees and Hart and Mses. Mehlman and Teffner; (ii) healthcare premiums paid by us in the amount of $12,084 for Mr. Rees, $12,031 for Ms. Mehlman, $12,083 for Mr. Hart, and $3,577 for Ms. Teffner; (iii) group term life insurance premiums paid-in full by us in the amount of $2,601 for Mr. Rees, $1,026 for Ms. Mehlman, $7,524 for Mr. Hart, and $557 for Ms. Teffner; (iv) commuting expenses of $630 for Ms. Teffner; and (v) deferred compensation of $27,216 to Ms. Teffner. Messrs. Rees and Hart and Ms. Mehlman also are provided the benefit of an annual physical examination.
(5) Ms. Mehlman commenced service as our Executive Vice President and Chief Financial Officer on August 24, 2018.
(6) Ms. Teffner served as our Executive Vice President and Chief Financial Officer from December 16, 2015 through August 24, 2018 and continued as our Executive Vice President Finance and Strategic Projects until April 1, 2019. The base salary noted represents a prorated amount for the period beginning January 1, 2019 and ended April 1, 2019.

Grants of Plan-Based Awards Table
The following table provides information for each of our named executive officers regarding annual and long-term incentive award opportunities, including the range of potential payouts under our non-equity annual incentive plan and our performance-based RSUs granted during fiscal year 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Rees	Annual Incentive Award		—	1,140,000	2,280,000	—	—	—	—	—
	Time-Based RSUs	3/7/19	—	—	—	—	—	—	44,355	1,125,286
	Performance-Based RSUs	3/7/19	—	—	—	45,028	90,055	180,110	—	2,284,695
Anne Mehlman	Annual Incentive Award		—	412,500	825,000	—	—	—	—	—
	Time-Based RSUs	3/7/19	—	—	—	—	—	—	9,853	249,971
	Performance-Based RSUs	3/7/19	—	—	—	9,855	19,709	39,418	—	500,017
Daniel P. Hart	Annual Incentive Award		—	392,766	785,532	—	—	—	—	—
	Time-Based RSUs	3/7/19	—	—	—	—	—	—	6,568	166,630
	Performance-Based RSUs	3/7/19	—	—	—	6,570	13,139	26,278	—	333,336
Carrie W. Teffner	N/A		—	—	—	—	—	—	—	—
(1) Amounts shown reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (FASB ASC Topic 718-Stock Compensation), excluding the effect of estimated forfeitures. Assumptions used in the calculations of these amounts are included in Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The grant date fair value of stock awards, which are comprised of time-based and performance-based RSUs, includes the grant date fair value for the performance-based RSUs calculated based on the target amount for the award period commencing in the year indicated. For 2019, the total aggregate grant date fair value of stock awards, including the time-based RSUs and the performance-based RSUs assuming the highest level of payout for performance against assigned targets would be as follows: $5.7 million for Mr. Rees, $1.3 million for Ms. Mehlman, and $0.8 million for Mr. Hart.

Annual Incentive Awards. In 2019, annual incentive amounts were paid at 161% of target, as reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” set forth above. The amounts shown for non-equity incentive plan awards represent the target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each executive for 2019 performance contingent on achievement of specified levels of adjusted EBIT, adjusted free cash flow, and certain non-financial metrics. The potential payments were contingent on achieving the target level of performance with ranges from zero to 200% of the executive’s annual incentive target. These awards are described in further detail under “Compensation Discussion and Analysis” above.

Restricted Stock Units (“RSUs”). The amounts shown for equity incentive plan awards represent the number of RSUs awarded to the named executive officers in 2019 and the grant date fair values of the RSUs determined in accordance with FASB ASC 718. The amounts shown for RSUs granted to our named executive officers represent awards of RSUs as part of a performance incentive plan. Time-based RSUs vest in three equal annual installments beginning one year after the date of grant based on continued employment. Performance-based RSUs vest in three equal annual installments beginning one year after the grant date, pending certification of performance achievement by the Compensation Committee and subject to continued employment. The number of performance-based RSUs awarded may be earned between 50% and 200% of the target number of RSUs, contingent on the level of adjusted revenue and adjusted operating margin performance goals achieved. These RSU awards are described in further detail under “Compensation Discussion and Analysis” above.

Offer Letters. We have entered into offer letters with Mr. Rees and Mses. Mehlman and Teffner, which provide for certain initial compensation and other benefits.

Employment Agreement with Mr. Hart. In May 2009, we entered into an employment agreement with Mr. Hart governing the initial terms of his compensation arrangements and providing him certain other employment benefits.

Salary and Bonus in Proportion to Total Compensation. As noted in “Compensation Discussion and Analysis” above, we believe that a substantial portion of each named executive officer’s compensation should be in the form of performance-based annual incentive awards and equity awards. Base salary of the named executive officers is set at levels that the Compensation Committee believes are competitive with our peer companies, with the expectation that shortfalls in base pay, if any, will be recouped through performance bonuses. The Compensation Committee believes that our current program substantially aligns the compensation of our named executive officers with the compensation of executive officers of our peer companies, while also permitting the Compensation Committee to provide incentives to the named executive officers to pursue performance that increases stockholder value. Please see “Compensation Discussion and Analysis” for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options and unvested restricted stock and RSU awards held by our named executive officers as of December 31, 2019. Market values for outstanding stock awards are presented as of the end of 2019 based on the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2019 of $41.89 per share.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Andrew Rees	133,334	66,666	6.98	06/01/27	294,658	(2)	12,343,224	(2)	194,588	8,151,291
Anne Mehlman	—	—	—		16,035	(3)	671,706	(3)	19,709	825,610
Daniel P. Hart	—	—	—		53,054	(4)	2,222,432	(4)	13,139	550,393
Carrie W. Teffner	—	—	—		—		—		—	—
(1) The aggregate number of RSUs was calculated based on the achievement of target performance.
(2) Represents the unvested portion of four RSU grants for: (i) 230,000 RSUs awarded on March 17, 2017 of which 33% of the RSUs vest in three equal annual installments on March 17, 2018, March 17, 2019 and March 17, 2020 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 140,072 shares were “earned” pursuant to the Compensation Committee certification on February 9, 2018 and will vest in three equal annual installments on March 17, 2018, March 17, 2019 and March 17, 2020 based on continued employment; (ii) 155,917 RSUs awarded on March 8, 2018, of which 33% of the RSUs vest in three equal annual installments on March 8, 2019, March 8, 2020, and March 8, 2021 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 134,760 shares were “earned” pursuant to the Compensation Committee certification on March 7, 2019 and will vest in three equal annual installments on March 8, 2019, March 8, 2020, and March 8, 2021 based on continued employment; and (iii) 134,410 RSUs awarded on March 7, 2019, of which 33% of the RSUs vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 109,638 shares were “earned” pursuant to the Compensation Committee certification on February 13, 2020 and will vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment. Additionally, 209,067 RSUs awarded on June 11, 2018, of which 100% of the target number of shares would be earned if the closing price of our common stock during any consecutive 30-day trading period met or exceeded 200% (the “2x Performance Condition”) of $16.74 per share (the “Starting Price”), 50% of the target number of shares would be earned if the closing price of our common stock during any consecutive 30-day trading period met or exceeded 175% (the “1.75x Performance Condition”) of the Starting Price and 25% of the target number of shares would be earned if the closing price of our common stock during any consecutive 30-day trading period met or exceeded 150% (the “1.5 Performance Condition”) of the Starting Price, and once a performance hurdle was met or exceeded, 33% of the “earned” portion of the RSUs would vest immediately, and the remaining 67% will be subject to his continued employment, with 33% vesting one year later and the remaining 33% vesting two years later, but in no case later than the fourth anniversary of the award. On February 7, 2019, the 1.5x Performance Condition was met and 52,267 shares were earned. On November 18, 2019, the 1.75x Performance Condition was met and 52,267 were earned On January 15, 2020, the 2x Performance Condition was met and 104,534 shares were earned.

(3) Represents the unvested portion of two RSU grants for (i) 9,272 RSUs awarded on September 20, 2018 that will vest in three annual installments on September 20, 2019, September 20, 2020, and September 20, 2021 based on continued employment; and (ii) 29,562 RSUs awarded on March 7, 2019, of which 33% of the RSUs vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 23,988 shares were “earned” pursuant to the Compensation Committee certification on February 13, 2020, and will vest in three equal annual installments on March 7, 2020, March 7, 2021, and March 7, 2022 based on continued employment.
(4) Represents the unvested portion of three RSU grants for: (i) 70,000 RSUs awarded on March 17, 2017 of which 33% of the RSUs vest in three equal annual installments on March 17, 2018, March 17, 2019 and March 17, 2020 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 42,628 shares were “earned” pursuant to the Compensation Committee certification on February 9, 2018 and will vest in three equal annual installments on March 17, 2018, March 17, 2019 and March 17, 2020 based on continued employment; (ii) 34,726 RSUs awarded on March 8, 2018, of which 33% of the RSUs vest in three equal annual installments on March 8, 2019, March 8, 2020 and March 8, 2021 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 29,866 shares were “earned” pursuant to the Compensation Committee certification on March 7, 2019 and will vest in three equal installments on March 8, 2019, March 8, 2020 and March 8, 2021 based on continued employment; and (iii) 19,707 RSUs awarded on March 7, 2019, of which 33% of the RSUs vest in three equal annual installments on March 7, 2020, March 7, 2021 and March 7, 2022 based on continued employment and up to 67% of the RSUs (up to 200%) based on achievement of performance metrics, of which 15,990 shares were “earned” pursuant to the Compensation Committee certification on February 13, 2020 and will vest in three equal annual installments on March 7, 2020, March 7, 2021 and March 7, 2022 based on continued employment.

Options Exercised and Stock Vested

The following table sets forth information for each of our named executive officers regarding stock options exercised and stock awards vested during 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Andrew Rees	197,965	5,177,025
Anne Mehlman	3,090	83,461
Daniel P. Hart	48,129	1,205,447
Carrie W. Teffner	—	—
(1) For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Potential Payments on Termination or Change in Control

Change in Control Plan (“CIC Plan”)

Our current named executive officers are participants in the CIC Plan, which was initially adopted by the Board in June 2013 and amended and restated in March 2014, and further amended and restated in September 2018. Under the CIC Plan, if a “change in control” (as defined below) occurs, and the named executive officer’s employment is terminated by us without “cause” (as defined below) or the named executive officer resigns for “good reason” (as defined below) within the two-year period following the change in control (a “double-trigger”), the named executive officer will be entitled to the following payments and benefits:

•an amount equal to (A) the annual bonus such named executive officer would have received for the fiscal year of such named executive officer’s termination of employment but for the fact that such termination occurred, as determined by the Compensation Committee, multiplied by a fraction the numerator of which is the number of days such named executive officer was employed by the Company during such fiscal year and the denominator of which is 365, and (B) such named executive officer’s severance payment percentage times the sum of (i) the named executive officer’s annual base salary in effect on the date immediately prior to the change in control and (ii) the greater of (x) the named executive officer’s target annual bonus for the year in which the change in control occurs and (y) the average annual bonus payments actually made to the named executive officer in the three years prior to the year in which the change in control occurs;
•full vesting of any time-based equity awards held by the named executive officer; and
•vesting at the target performance level of any performance-based equity awards held by the named executive officer.
Each of the foregoing benefits is conditioned on the participant executing a release of claims in favor of us following termination. The CIC Plan also contains certain confidentiality, non-solicitation and non-competition covenants.
The definition of “change in control” in the CIC Plan is consistent with the definition in our stockholder-approved equity plan. “Change in control” is generally defined in the CIC Plan to mean any one of the following: (i) any person becomes the beneficial owner of 35% or more of our common stock or voting securities, with certain exceptions; (ii) incumbent directors

(including those nominees subsequently nominated or elected by incumbent directors) cease to constitute a majority of the members of the Board; (iii) consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company, unless (a) after the transaction, the beneficial owners of our common stock and voting securities immediately prior to the transaction retain more than 50% of such common stock and voting securities of the entity resulting from the transaction, (b) no person immediately after the merger beneficially owns 35% or more of the voting power of the entity resulting from the transaction (except to the extent that such ownership existed with respect to the Company prior to the transaction), and (c) at least a majority of the members of the board of directors of the entity resulting from the transaction shall have been members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or (iv) stockholder approval of a complete liquidation or dissolution of the Company.

“Cause” is defined in the CIC Plan to mean, with respect to any participant: (i) the participant’s conviction, or guilty or no contest plea, to any felony; (ii) any act of fraud by the participant related to or connected with the participant’s employment by the Company; (iii) the participant’s material breach of his or her fiduciary duty to the Company; (iv) the participant’s gross negligence or gross misconduct in the performance of duties reasonably assigned to the participant which causes material harm to the Company; (v) any willful violation by the participant of the Company’s codes of conduct or other rules or policies of the Company; or (vi) any entry of any court order or other ruling that prevents the participant from performing his or her material duties and responsibilities.

“Good reason” is defined in the CIC Plan to mean the existence of any one or more of the following conditions without the written consent of the participant: (i) the Company’s assignment to the participant of any duties inconsistent in any material negative respect with the participant’s authority, duties or responsibilities immediately prior to the change in control or any other action by the Company that results in a material diminution in such authority, duties or responsibilities; (ii) a material reduction in the participant’s base salary, as in effect immediately prior to the change in control; (iii) a material reduction in the participant’s target bonus and/or target long-term incentive opportunity, as in effect immediately prior to the change in control; (iv) relocation of the participant’s office more than 50 miles from the Company’s principal office immediately prior to the change in control; or (v) a material breach by the Company of the CIC Plan. To resign for “good reason,” a participant must provide certain notice to the Company, and the Company must fail to remedy the condition believed to constitute “good reason” within a specified time period.

Mr. Rees Offer Letter

The offer letter for Mr. Rees provides that if he is terminated by us without “cause” (as defined in his offer letter) or if he resigns for “good reason” (as defined in his offer letter), he will be entitled to receive a lump sum payment equal to his then-current base salary plus his then-current target annual bonus. In addition, if he is terminated by us without cause, resigns for good reason, or as a result of his death or disability (each a “Qualifying Termination”) (i) his outstanding time-based equity awards that would otherwise have vested in the calendar year of the Qualifying Termination (and any performance-based equity awards for which the performance metrics have already been satisfied prior to the Qualifying Termination) will vest based on the number of full months that have elapsed since the later of (A) the grant date of the applicable equity award and (B) the most recent vesting date of such equity award divided by 12; and (ii) a pro-rated percentage of his performance-based equity awards for which the performance period remains open at the time of the Qualifying Termination will remain outstanding and eligible to vest if the applicable performance metrics are satisfied for such performance-based equity awards by the end of the applicable performance period, with such percentage equal to the number of full months that have elapsed between the grant date of such award and the Qualifying Termination divided by 24 months.

Ms. Mehlman Offer Letter

The offer letter for Ms. Mehlman provides that if she is terminated by us without “cause” (as defined in his offer letter) or if she resigns for “good reason” (as defined in her offer letter), she will be entitled to receive a lump sum payment equal to her then-current base salary, less applicable taxes and withholdings. In addition, she will be eligible for executive outplacement at the Executive Vice President Level conditioned upon her signing the Company’s separation agreement and general release.

Mr. Hart Employment Agreement

Mr. Hart’s employment agreement provides certain benefits in the event of certain terminations of employment. Mr. Hart’s employment agreement was modified by the CIC Plan to provide that the terms of the CIC Plan supersede and replace the terms of the employment agreement with respect to a change in control. Mr. Hart’s employment agreement provides that if Mr. Hart is terminated by us involuntarily without “cause” (as defined in his employment agreement) or if he resigns for “good reason” (as defined in his employment agreement), he will receive: (i) a lump sum payment equal to one year of his base pay as of the termination date; (ii) a lump sum payment equal to 80% of his base pay in effect as of the termination date, pro-rated to equal the proportion of the year that he was employed by us; (iii) a lump sum payment equal to 80% of his base pay as of the termination date; and (iv) immediate vesting of any unvested stock options or unvested stock awards then held by him that would have been vested had he remained employed for 24 months after the termination date. The agreement also provides that any stock options granted to Mr. Hart during his employment will remain exercisable for ten years after the date of grant, including if Mr. Hart ceases to be employed by us for any reason other than termination for cause.

Ms. Teffner Offer Letter

The offer letter for Ms. Teffner provided that if she was terminated by us without “cause” (as defined in her offer letter) or if she resigned for “good reason” (as defined in her offer letter), she would have been entitled to receive a lump sum payment equal to her then-current base salary plus her then-current target annual bonus. In addition, if she was terminated by us without cause, resigned for good reason, or as a result of her death or disability (each a “Qualifying Termination”), a pro-rated percentage of the performance-based RSUs awarded to her pursuant to the offer letter would remain outstanding and eligible to vest as provided therein.

Below is a summary of the potential payments that each of our named executive officers would have received upon the occurrence of the termination events specified below, assuming that each triggering event occurred on December 31, 2019.

	Involuntary Termination without Cause or Resignation for Good Reason			Involuntary Termination without Cause or Resignation for Good Reason within Two Years Following a Change in Control
Name	Severance ($)	Acceleration of Equity Awards ($) (1)	Total ($)	Severance ($)	Bonus ($)	Acceleration of Equity Awards ($) (1)	Total ($)
Andrew Rees	2,090,000	—	2,090,000	5,225,000	1,831,980	20,494,515	27,551,495
Anne Mehlman	550,000	—	550,000	1,925,000	662,888	1,497,316	4,085,204
Daniel P. Hart	1,361,586	1,803,239	3,164,825	1,848,355	631,174	2,445,371	4,924,900
(1) Amounts based on the fair market value of our common stock of $41.89 per share, which was the closing price of our common stock on December 31, 2019, the last trading day of 2019, as reported on the Nasdaq Global Select Market.

Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.

As a company with global operations, we utilize compensation programs that are regionally focused. Given the size and geographic composition of our retail workforce, we identified our median employee as of December 31, 2019, utilizing our internal records of salary and hourly rates (for non-exempt employees (other than our Chief Executive Officer)) and hours worked for the full fiscal year 2019. We have included all employees as of December 31, 2019, whether employed on a full-time, part-time, or seasonal basis. We also annualized the compensation for those employees who were hired in 2019, but were not employed for the entire fiscal year. For non-US employees, we converted such employees’ pay to a U.S. dollar equivalent using a spot exchange rate as of December 31, 2019.

Using this methodology, we estimated our median employee to be a part-time hourly retail sales associate. Our median employee earned annual total compensation of $16,659 in 2019. The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table above, was $6,217,747 in 2019. The ratio of the annual total compensation of our Chief Executive Officer to our estimated median employee for 2019 was approximately 373 to 1. For 2019, we used the same median employee that was originally identified in 2017 because there has been no change in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We believe the methodology, assumptions and estimates described above to be reasonable given the nature of our workforce. Companies are permitted under SEC rules to exercise significant flexibility and discretion in determining the methodology used to comply with the requirements of this disclosure. As acknowledged by the SEC, there is a significant amount of flexibility and discretion in determining a company’s approach, which makes pay ratios across similar companies and more broadly, the footwear industry, difficult to compare.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2019 with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the financial statements, accounting and financial reporting principles and internal control over financial reporting. Deloitte & Touche LLP is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of the financial statements with accounting principles generally accepted in the United States.
The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning Deloitte & Touche LLP’s independence. The Audit Committee has also discussed with Deloitte & Touche LLP their independence.
Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

The Audit Committee
Douglas J. Treff (Chairperson)
Ian Bickley
Thomas J. Smach

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte & Touche LLP has served as our independent public accounting firm since 2005. We are not required to submit this appointment to the stockholders for approval, but the Board believes it is desirable as a matter of policy. We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting online and will have the opportunity to make any statements if he or she so desires and to respond to appropriate stockholder questions.
If the stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for the rejection and consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm.
The following table sets forth the aggregate fees for professional services provided during 2019 and 2018 by Deloitte & Touche LLP and its affiliates. The Audit Committee is required to pre-approve all audit and non-audit services provided by Deloitte & Touche LLP. All of the services provided by, and fees paid to, Deloitte & Touche LLP during 2019 and 2018 were pre-approved by the Audit Committee.

	2019	2018
Audit fees (1)	$2,003,013	$2,229,765
Audit-related fees (2)	551,015	403,900
Tax fees (3)	145,920	188,300
Total fees	$2,699,948	$2,821,965
(1) Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting and services attendant to, or required by, statute or regulation, such as: (i) consents and other audit services related to SEC and other regulatory filings and (ii) accounting consultation related to the audit.
(2) Audit-related fees substantially relate to services rendered in connection with statutory audits, and for 2019, comfort letters provided in connection with the sale of shares by Blackstone in an underwritten public offering.
(3) Tax fees include professional services rendered in connection with tax compliance, tax advice, tax consulting and tax planning.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, our stockholders have an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to approve or reject our executive pay program. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any other related disclosure in this proxy statement.”
As discussed in the “Compensation Discussion and Analysis,” the primary objective of our executive compensation program is to create long-term value for our stockholders by attracting and retaining talented executives, holding our executives accountable to stockholders, motivating our executives to achieve superior financial and business objectives and aligning the interests of our executives with those of our stockholders. We believe our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders. Please see “Compensation Discussion and Analysis” section above for an explanation of our executive compensation.
This “Say-on-Pay” proposal allows our stockholders to express their view regarding the decisions of the Compensation Committee on the 2019 compensation of our named executive officers. Your advisory vote will serve as a tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the objective of creating long-term value for our stockholders.
Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting of stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 - APPROVAL OF THE CROCS, INC. 2020 EQUITY INCENTIVE PLAN

We are asking stockholders to approve the Crocs, Inc. 2020 Equity Incentive Plan (the “Plan”). The Plan was adopted by the Compensation Committee in April 2020, subject to stockholder approval. The Plan will replace our 2015 Equity Incentive Plan (the “2015 Plan”), which was approved by stockholders in 2015. If approved by stockholders, the Plan will become effective as of June 10, 2020. No further awards will be made under the 2015 Plan after the effective date of the Plan.

Background and Reasons for the Proposal

The Board and the Compensation Committee believe that to enhance long-term stockholder value we need to maintain competitive employee compensation, incentive and retention programs. An equity stake in our success is a vital component of these programs. The Board and Compensation Committee further believe that the number of shares of common stock currently available under our 2015 Plan is insufficient to meet our current and future equity needs and that the number of shares requested is reasonable in view of our historical levels of equity compensation utilization, which compare favorably to industry peers and standards.

Certain of our employees receive equity awards as a component of their compensation and we believe such equity awards provide a significant retention and performance incentive. Stockholder approval of the Plan is intended to ensure that we have sufficient shares available to attract and retain employees and to further our growth and development. For a discussion of awards under our 2015 Plan as components of our executive compensation program, please refer to the “Compensation Discussion and Analysis” section above. Our directors and executive officers have a financial interest in this proposal because they would be eligible to receive awards under the Plan.

Highlights of the Plan

The Plan includes several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

No recycling of shares or “liberal share counting” practices	Shares tendered to us or retained by us in the exercise or settlement of an award or for tax withholding in connection with the exercise or settlement of an award may not become available again for issuance under the Plan.
No automatic share replenishment or “evergreen” provision	There is no evergreen feature pursuant to which the shares authorized for issuance under the Plan can be automatically replenished.
Double-trigger change in control vesting	Awards assumed by a successor company in connection with a change in control will not automatically vest and pay out solely as a result of the change in control.
No liberal change in control definition	Change in control benefits are triggered only by the occurrence, rather than stockholder approval, of a merger or other change in control event.
No discounted stock options or SARs	All stock options and SARs must be issued with an exercise or grant price at or above fair market value.
No repricing or cash buyouts without stockholder approval	Repricing or cash buyouts of underwater stock options and SARs is prohibited without prior stockholder approval.
Minimum vesting	The aggregate number of shares that may be issued pursuant to awards that contain no restrictions or restrictions based solely on continuous employment or service over less than one year may not exceed 5% of the aggregate maximum number of shares authorized for issuance under the Plan, except in limited circumstances after the time of grant.
Awards subject to clawback	Awards under the Plan are subject to recoupment as provided in our Recovery of Executive Compensation Policy and any clawback or recoupment policy adopted by us pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
10-year term for stock options and SARs	Stock option and SARs have a maximum term of 10 years.
No dividends or dividend equivalents paid on unvested stock awards	No dividends or dividend equivalents accrue on stock options or SARs and no dividends or dividend equivalents are paid on unvested stock awards.
Annual limit on employee awards	The Plan establishes a maximum number of shares subject to awards that may be granted to any individual employee in any calendar year.

Annual limit on non-employee director compensation	The Plan establishes a maximum limit on the aggregated amount of cash and equity compensation that may be paid to a non-employee director in any calendar year.

Background for Requested Share Authorization

The Plan authorizes the issuance of an additional 3,835,920 shares. If the Plan is approved, the number of shares of our common stock authorized for grant under the Plan will be equal to the sum of up to (i) the number of shares authorized under the Plan plus (ii) the number of shares remaining available for grant under the 2015 Plan as of the effective date of the Plan and (iii) the number of shares subject to awards granted under the 2015 Plan that were outstanding as of the effective date of the Plan and subsequently expire, terminate or are otherwise surrendered, cancelled or forfeited. As of March 31, 2020, we had the following awards outstanding under our equity compensation plans, which consist only of the 2015 Plan:

Total shares underlying outstanding options (1)	295,000
Weighted-average exercise price of outstanding options	$10.03
Weighted-average remaining contractual life of outstanding options	5.28 years
Total shares underlying outstanding unvested full-value awards (2)	1,770,939
Total shares of common stock outstanding	67,375,060
Total shares available for grant under the 2015 Plan (3)	1,364,080
(1) No SARs were outstanding as of March 31, 2020.
(2) Includes 964,656 shares underlying outstanding unvested performance-based RSU awards, 1,971 shares underlying outstanding unvested restricted stock awards, and 804,312 shares underlying outstanding unvested RSU awards. The number of outstanding unvested performance-based RSU awards assumes payout at maximum performance, unless the actual payout has been determined for the unsettled award.
(3) Assumes performance-based RSU awards are paid at maximum performance. No further awards will be made under the 2015 Plan after the effective date of the 2020 Plan.

In setting the number of shares authorized for issuance under the Plan, the Compensation Committee and the Board considered the number of outstanding equity awards and shares available for grant under the 2015 Plan, our historical granting practices and burn rate, and the level of potential dilution that will result from adoption of the Plan.

In 2017, 2018 and 2019, we granted equity awards representing a total of approximately 2.7 million, 1.4 million, and 0.8 million shares, respectively, as follows:

	2017	2018	2019
Stock options granted	200,000	—	—
RSU/restricted stock awards granted	2,469,000	1,417,000	829,000
Weighted-average (basic) common stock outstanding	72,255,000	68,421,000	70,357,000
Annual equity plan utilization rate (“burn rate”)	3.7%	2.1%	1.2%

Our three-year average annual burn rate for the period from January 1, 2017 through December 31, 2019 was 2.3%. We calculated our burn rate by (i) counting the number of shares subject to awards granted during the calendar year and (ii) dividing the resulting number by the weighted average number of shares of our common stock outstanding for each respective year. As of March 31, 2020, there were approximately 1.4 million shares of common stock available for issuance under the 2015 plan and the number of shares subject to outstanding equity awards plus the number of the shares available for grant under the 2015 Plan and the new shares to be authorized under the Plan (an aggregate of approximately 7.3 million shares), represented approximately 10.8% of our outstanding common stock. We believe our three-year average annual burn rate and level of potential dilution assuming the Plan is approved by stockholders compare favorably to our industry peers and standards.

Our future burn rate will depend on a number of factors, including the number of participants in the Plan, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, the compensation practices of our competitors or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.

The closing sale price of a share of our common stock on the Nasdaq Global Select Market on April 13, 2020 was $20.67 per share.

Summary of the Plan

The complete text of the Plan is attached to this proxy statement as Appendix A. The following description of the Plan is a summary of certain provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan.

Purpose of the Plan

The purpose of the Plan is to promote our interests by aligning the interests of participants in the Plan with those of our stockholders, to provide participants with incentive to put forth maximum efforts for our continued growth and success, and to assist us in attracting, motivating and retaining the best available individuals.

Administration

The Plan is administered by the Compensation Committee, which is composed of at least two independent directors who are also “non-employee” directors for purposes of Section 16 of the Exchange Act. The Compensation Committee has the authority to establish, amend and waive rules relating to the Plan and to determine the identity of participants, the timing and amount of any awards and other terms and conditions of awards. The Compensation Committee may delegate to one or more of our officers the authority to grant awards under the Plan within specifically prescribed limits, including the limitation that no such officer will have the authority to grant awards to employees who are executive officers or directors.

Eligibility

All of our employees and those of our affiliates are eligible to receive awards under the Plan. Awards other than incentive stock options (see “Types of Awards” below) also may be awarded to individuals who are not employees but who provide services to us or our affiliates in the capacity of a non-employee director or an independent contractor. As of March 31, 2020, approximately 4,200 employees and nine non-employee directors were eligible to receive awards under the Plan.

Shares Available for Issuance under the Plan; Maximum Awards

The total number of shares of our common stock authorized for issuance under the Plan is 3,835,920, plus up to (i) 1,364,080 shares of our common stock not issued or subject to outstanding awards under the 2015 Plan as of the effective date of the Plan and (ii) 2,065,939 shares of our common stock subject to outstanding awards under the 2015 Plan as of the effective date of the Plan that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in vested or nonforfeitable shares). The number of shares authorized for issuance under the Plan is subject to adjustment for future stock splits, stock dividends and similar changes in our capitalization. Subject to adjustment as provided in the Plan, (i) the maximum number of shares that may be issued pursuant to incentive stock options under the Plan is 5,200,000 shares and (ii) the maximum number of shares that may be granted to any individual in any calendar year may not exceed an aggregate of 1,000,000 shares for stock options and/or SARs and an additional aggregate of 1,000,000 shares for restricted stock, RSU or performance unit awards.

The Plan also provides that the aggregate value of cash and equity compensation that may be awarded to any non-employee director in any calendar year may not exceed $600,000.

Share Counting

Any shares of our common stock subject to an award under the Plan that is forfeited or expires or terminates unexercised or unearned, or that is settled in cash or other property, may again be used for an award under the Plan, except that the gross number of shares with respect to which a SAR has been exercised may not again be awarded under the Plan if such exercise is settled in shares. In addition, shares tendered or withheld in payment of an option exercise price, shares repurchased by the Company with option proceeds or shares tendered or withheld to satisfy tax withholding on the exercise or vesting of any award may not again be awarded under the Plan. With respect to any outstanding award (other than an award of options or SARs) under the 2015 Plan that is forfeited after the effective date of the Plan, the aggregate number of shares that will become available for issuance under the Plan will be counted as 1.79 shares for each one Share subject to the forfeited award.

Types of Awards

The types of awards that may be granted under the Plan include incentive and non-qualified stock options, SARs, restricted stock, RSUs, performance units, and other stock-based awards. Subject to certain restrictions applicable to incentive stock options, stock options and SARs will be exercisable by the recipients at such times as are determined by the Compensation Committee, but in no event may the term of a stock option or SAR be longer than 10 years after the date of grant.

In addition to the general characteristics of all of the awards described in this proxy statement, the basic characteristics of awards that may be granted under the Plan are as follows:

Incentive and Non-Qualified Stock Options. Both incentive and non-qualified stock options may be granted to recipients at such exercise prices as the Compensation Committee may determine, but not less than 100% of the fair market value of a share of our common stock as of the date the option is granted. We determine fair market value of our common stock based on the closing price of our common stock on the Nasdaq Global Select Market on the date of grant, except that if no sale of our stock occurs on that date, we will use the closing price on the next preceding date on which a sale of our stock occurred. Stock options may be granted and exercised at such times as the Compensation Committee may determine, except that the aggregate fair market value of the shares of our common stock with respect to which incentive stock options may first become exercisable in any calendar year for any employee may not exceed $100,000 under the Plan and any other plan we have in effect. Additional restrictions apply to an incentive stock option granted to an individual who beneficially owns more than 10% of the combined voting power of all classes of our stock.

The purchase price payable upon exercise of options may be paid in cash, or, if the Compensation Committee permits, by reducing the number of shares delivered to the participant or by delivering stock already owned by the participant (where the fair market value of the shares withheld or delivered on the date of exercise is equal to the option price of the stock being purchased), or in a combination of cash and such stock, unless otherwise provided in the related agreement. The participants may also simultaneously exercise options and sell the stock purchased upon such exercise pursuant to brokerage or similar relationships and use the sale proceeds to pay the purchase price.

No Grants of Reload Options. The Plan prohibits the issuance of “reload” options, which involve the automatic grant of a new option when the payment of the exercise price of the original option, or the payment of tax withholdings, is made through the delivery to us of shares held by the participant.

Stock Appreciation Rights. The value of an SAR granted to a recipient is determined by the appreciation in our common stock, subject to any limitations upon the amount or percentage of total appreciation that the Compensation Committee may determine at the time the right is granted. The recipient receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the SAR is exercised, exceeds a base price specified by the Compensation Committee at the time the right is granted. The base price specified by the Compensation Committee must be at least 100% of the fair market value (determined as described above) of the specified number of shares of our common stock to which the right relates determined as of the date the SAR is granted. A SAR may be granted in connection with a previously or contemporaneously granted option, or independent of any option. Payments with respect to SARs may be paid, as determined by the Compensation Committee, in cash, shares of our common stock, or a combination of cash and shares.

No Repricing or Cash Buyouts Without Stockholder Approval. The Plan provides that, unless stockholder approval is obtained, no stock option or SAR may be (a) amended to reduce the exercise or grant price, (b) canceled in exchange for cash, another award or any other consideration at a time when the exercise or grant price of the option or SAR exceeds the fair market value of our common stock, or (c) take any other action that is treated as a repricing under generally accepted accounting principles.

Performance Units. Performance units entitle the recipient to payment in amounts determined by the Compensation Committee based upon the achievement of specified performance measures during a specified term. Payments with respect to performance units may be paid, as determined by the Compensation Committee, in cash, shares of our common stock, or a combination of cash and shares. Dividends and dividend equivalents may be accrued on unvested performance units but may not be paid until the award vests.

Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. Our common stock granted to recipients may contain such restrictions as the Compensation Committee may determine, including provisions requiring forfeiture and imposing restrictions upon stock transfer. RSU awards entitle the recipient to receive a number of shares of our common stock equal to the number of units awarded (or the fair market value of such shares in cash) following the lapse of any forfeiture conditions and the satisfaction of any performance measures that may be imposed by the Compensation Committee. Dividends and dividend equivalents may be accrued on unvested stock awards but may not be paid until the award vests. The Compensation Committee may also from time to time grant awards of unrestricted stock or other stock-based awards such as awards denominated in stock units, securities convertible into stock, and phantom securities.

Performance Measures. The performance measures for any award of performance-based compensation must be set by the Compensation Committee at the start of each performance period and may, without limitation, be based on one or a combination of two or more of the following performance criteria: net sales; net earnings; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (basic or diluted); profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; operating income; pre- or after-tax income; cash flow per share; operating assets; improvement in or attainment of expense levels or cost savings; economic value added; and improvement in or attainment of working capital levels. Any performance measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding performance periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, affiliate or individual performance.

The Compensation Committee may provide, in any award of performance-based compensation that any evaluation of performance may, without limitation, include or exclude, any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary, unusual and /or non-recurring items of gain or loss, that in all of the foregoing we identify in our audited financial statements, including notes to the financial statements, or the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section in our periodic reports; acquisitions or divestitures; foreign exchange gains and losses; gains and losses on asset sales; and impairments.

Acceleration of Awards, Lapse of Restrictions. Consistent with the terms of the Plan, the Compensation Committee may accelerate vesting requirements, performance periods, and the expiration of the applicable term or restrictions, and adjust performance targets and payments, upon such terms and conditions as are set forth in the participant's award agreement, or otherwise in the Compensation Committee’s discretion, which may include, without limitation, acceleration resulting from the participant's death, disability, or retirement.

Effective Date, Duration, Modifications, Terminations. The Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. Such agreements will be entered into by the recipients of the awards and us on or after the time the awards are granted and are subject to amendment, including unilateral amendment by the Compensation Committee, unless any such amendment is determined by the Compensation Committee to be materially adverse to the participant and not required as a matter of law.

The Plan will become effective on the date it is approved by the requisite vote of our stockholders at the Annual Meeting or any adjournment thereof. The Plan will remain in effect until the 10th anniversary of its effectiveness, which will occur upon stockholder approval of the Plan, or such earlier date on which the Plan is terminated. The Plan also gives the Board the right to amend, modify, terminate or suspend the Plan, except that amendments to the Plan are subject to stockholder approval if needed to comply with the Nasdaq listing standards.

Adjustments. In the event of any “equity restructuring” within the meaning of FASB ASC Topic 718, such as a stock dividend or a stock split, the Plan requires the Compensation Committee to adjust the number and type of shares available for awards or subject to outstanding awards, and the exercise or strike price of such awards. In the event of any other change in corporate capitalization, which may include a merger or consolidation, the Compensation Committee has the discretion to make such equitable adjustments similar to those described above as it deems appropriate to prevent enlargement or diminution of participants’ rights. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such events as may be specified in the related agreements, which may include a “change in control” (as defined in the Plan).

Effect of Change in Control. Under the Plan, unless the Compensation Committee determines otherwise in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change in control:
•If the change in control is a transaction in which awards, other than awards that vest based on the achievement of performance goals, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control. Such awards will then terminate at the effective time of the change in control.
•If the change in control is not a transaction in which awards, other than awards that vest based on the achievement of performance goals, could be converted, assumed, substituted for or replaced by the successor company, all outstanding awards, other than awards that vest based on the achievement of performance goals, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control. Such awards will then terminate at the effective time of the change in control.
•Awards that vest based on the achievement performance goals will be treated as provided in the instrument evidencing the award or in a written employment, services or other agreement or arrangement between the participant and the Company.
•The Compensation Committee may in its discretion instead provide that a participant's outstanding awards will terminate in exchange for a cash payment.

Minimum Vesting. Subject to adjustment as provided in the Plan, the aggregate number of shares that may be issued pursuant to Awards that contain no restrictions or restrictions based solely on continuous employment or service over less than one year may not exceed 5% of the aggregate maximum number of shares authorized for issuance under the Plan, except in limited circumstances after the time of grant.

Recoupment of Awards. Awards made under the Plan are subject to the Company’s Recovery of Executive Compensation Policy, any recoupment (clawback) policy adopted by us pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or similar rules and laws in other jurisdictions and any other recoupment (clawback) policies we may have in place from time to time.

U.S. Federal Income Tax Considerations

The following is a general summary of the U.S. federal income tax consequences of awards under the Plan to us and to participants in the Plan who are citizens or residents of the United States for U.S. federal tax purposes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares acquired upon exercise, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (i) one year from the date the participant exercised the option and (ii) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant's gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of our common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a specified grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the specified grant price of the SAR. When a participant sells any shares acquired upon exercise, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the total base value.

Restricted Stock Awards. A recipient of a restricted stock award generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares on the date the restrictions lapse over the amount, if any, paid by the participant with respect to the shares.

Instead of postponing the federal income tax consequences of a restricted stock award until the restrictions lapse, the participant may elect to recognize compensation taxable as ordinary income in the year of the award in an amount equal to the fair market value of the shares at the time of receipt. This election is made under Section 83(b) of the Code. A Section 83(b) election is made by filing a written notice with the Internal Revenue Service office with which the participant files his or her federal income tax return. The notice must be filed within 30 days of the date of grant of the restricted stock award for which the election is made and must meet certain technical requirements.

The tax treatment of a subsequent disposition of restricted stock will depend upon whether the participant has made a timely and proper Section 83(b) election. If the participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. If no Section 83(b) election is made, any disposition after the restrictions lapse generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares, plus the amount of taxable ordinary income recognized by the participant either at the time the restrictions lapsed or at the time of the Section 83(b) election, as the case may be. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of making a Section 83(b) election.

Restricted Stock Units. A participant generally will not recognize income at the time an RSU is granted. When any part of an RSU is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the cash and then fair market value of any shares the participant receives.

Performance Units. A participant generally will not recognize income at the time a performance unit is granted. When any part of a performance unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the cash and then fair market value of any shares the participant receives.

Other Awards. The U.S. federal income tax consequences of other awards under the Plan will depend upon the specific terms of each award.

Tax Consequences to Us. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Section 409A of the Code. We intend that awards granted under the Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of our common stock or otherwise settle an award under the Plan until all tax withholding obligations are satisfied.

Plan Benefits

No awards have yet been made under the Plan. All awards under the Plan will be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated to such individuals under the Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards” table above. Grants made to our non-employee directors in the last fiscal year are described under “Director Compensation” above.

The approval of the Plan requires the affirmative vote of the majority of shares present in person, or by remote communication, or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE CROCS, INC. 2020 EQUITY INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2019, concerning shares of our common stock authorized for issuance under our equity compensation plans, which consists only of our 2015 Plan.

Plan Category	Number of Securities to be Issued on Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Plans, Excluding Securities Available in First Column
Equity compensation plans approved by stockholders (3)	2,003,022	$10.45	2,359,145
Equity compensation plans not approved by stockholders	—	—	—
Total	2,003,022	$10.45	2,359,145
(1) The number of shares outstanding includes restricted stock awards and RSUs that were outstanding on December 31, 2019 and assumes target performance for performance-based equity awards.
(2) The weighted average exercise price of outstanding options pertains to 0.3 million shares issuable on the exercise of outstanding options and rights.
(3) On June 8, 2015, our stockholders approved the 2015 Plan. The number of shares available for issuance under the 2015 Plan (subject to changes in capitalization) consisted of (i) 7.0 million newly available shares; (ii) 1.2 million shares available for issuance under the 2007 Plan as of June 8, 2015; and (iii) 2007 Plan shares associated with outstanding options or awards that are canceled or forfeited after June 8, 2015. The 2015 Plan provides for the grant of incentive and non-qualified stock options, SARs, restricted stock, RSUs, performance units, and other share-based awards. The 2015 Plan became effective immediately upon stockholder approval.

OTHER MATTERS

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any proposal of a stockholder intended to be included in our proxy statement for the 2021 annual meeting of stockholders pursuant to SEC Rule 14a-8, must be received by us no later than December 25, 2020 unless the date of our 2021 annual meeting is more than 30 days before or after June 10, 2021, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

In order for a stockholder to nominate a candidate for director for election or to bring other business before the 2021 annual meeting, we must receive timely notice of the nomination or business in writing by the close of business not later than March 12, 2021 and not earlier than February 10, 2020. However, in the event that the 2021 annual meeting is called for a date that is not within 30 days before or 60 days after June 10, 2021, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of the 2021 annual meeting is made.

HOUSEHOLDING

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials was delivered. If you wish to receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, please contact our Corporate Secretary in writing, at Crocs, Inc., 7477 East Dry Creek Parkway, Niwot, Colorado 80503.

APPENDIX A
CROCS, INC.
2020 EQUITY INCENTIVE PLAN
1. Purpose. The purpose of the Crocs, Inc. 2020 Equity Incentive Plan (the “Plan”) is to promote the interests of the Company and its stockholders by aligning the interests of employees and others who are selected to be Participants with those of the Company’s stockholders, providing Participants with a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Affiliates, and assisting the Company in attracting, motivating and retaining the best available individuals for service to the Company.
2. Definitions. The capitalized terms used in the Plan have the meanings set forth below.
(a) “Acquired Entity” means any entity acquired by the Company or an Affiliate or with which the Company or an Affiliate merges or combines.
(b) “Affiliate” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company. Notwithstanding the foregoing, for purposes of determining whether any individual may be a Participant for purposes of any grant of Incentive Stock Options, the term “Affiliate” shall mean any corporation that is a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Code, or any successor provisions.
(c) “Agreement” means any written or electronic agreement, instrument or document evidencing the grant of an Award in such form as has been approved by the Committee, including all amendments thereto.
(d) “Award” means a grant made under the Plan in the form of Restricted Stock, Restricted Stock Units, Options, Stock Appreciation Rights, Performance Units, Stock or any other stock-based award.
(e) “Board” means the Board of Directors of the Company.
(f) “Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or an Affiliate, means (i) the Participant’s conviction of, or guilty or no contest plea to, any felony; (ii) any act of fraud by the Participant related to or connected with the Participant’s employment by the Company; (iii) the Participant’s material breach of his or her fiduciary duty to the Company; (iv) the Participant’s gross negligence or gross misconduct in the performance of duties reasonably assigned to the Participant which causes material harm to the Company; (v) any willful violation by the Participant of the Company’s codes of conduct or other rules or policies of the Company; or (vi) any entry of any court order or other ruling that prevents the Participant from performing his or her material duties and responsibilities hereunder.
(g) “Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or an Affiliate, means the first day that any one or more of the following conditions have been satisfied:
(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (4) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 2(g)(iii); or
(ii) During any consecutive 24-month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which
(A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination shall beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such

Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
(B) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or such corporation resulting from such Business Combination) shall beneficially own, directly or indirectly, thirty-five percent (35%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and
(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination shall have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv) Approval by stockholders of a complete liquidation or dissolution of the Company.
Notwithstanding anything herein stated, no Change in Control shall be deemed to occur unless it would be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of a business under Section 409A.
(h) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute, and the regulations promulgated thereunder.
(i) “Committee” means one or more committees or subcommittees of the Board consisting of at least two directors. The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Stock may then be listed. For purposes of Awards to Participants who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. All references in the Plan to the Committee shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority has been delegated to administer the Plan.
(j) “Company” means Crocs, Inc., a Delaware corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.

(k) “Disability” means the disability of a Participant such that the Participant is considered disabled under any retirement plan of the Company which is qualified under Section 401 of the Code, or as otherwise determined by the Committee.
(l) “Employee” means an employee (including an officer or director who is also an employee) of the Company or an Affiliate.
(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time or any successor statute.
(n) “Fair Market Value” as of any date means, unless otherwise expressly provided in the Plan, the closing sale price of a Share on the Nasdaq Global Select Market (or such other national securities exchange as may at the time be the principal market for the Shares) on that date or, if no sale of the Company’s Shares occurred on that date, on the next preceding day on which a sale of Shares occurred. If the Shares are not then listed and traded upon the Nasdaq Global Select Market or other national securities exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a Share on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.
(o) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.
(p) “Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code.
(q) “Non-Employee Director” means a member of the Board who is not an Employee.
(r) “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.
(s) “Option” means a right to purchase a number of Shares at a specified price.
(t) “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(u) “Performance Period” means the period of time as specified in an Agreement over which any Award subject to Performance Measures is to be earned.
(v) “Performance Measures” means any measures of performance established by the Committee in connection with the grant of an Award. The Performance Measures may include, but are not limited to, one or a combination of two or more of the following performance criteria: net sales; net earnings; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (basic or diluted); profitability as measured by return ratios (including return on assets, return on equity, return on investment return on invested capital and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; operating income; pre- or after-tax income; cash flow per share; operating assets; improvement in or attainment of expense levels or cost savings; economic value added; and improvement in or attainment of working capital levels. Any Performance Measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Affiliate or individual performance. The Committee may provide in an Award that any evaluation of performance may include or exclude, but are not limited to, any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary, unusual and/or non-recurring items, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s periodic reports, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) impairments.
(w) “Performance Unit” means the right to receive the Fair Market Value of one Share upon the achievement of specified levels of one or more Performance Measures in accordance with an Award granted under Section 11.
(x) “Plan” means this Crocs, Inc. 2020 Equity Incentive Plan, as amended and in effect from time to time.
(y) “Restricted Stock” means Shares issued in accordance with an Award granted under Section 7 so long as the retention and/or vesting of such Shares remains subject to conditions or restrictions.
(z) “Restricted Stock Unit” means a derivative security provided in accordance with an Award granted under Section 8 which represents the right to receive, in cash and/or Stock as determined by the Committee, the Fair Market Value of one Share, and the retention, vesting and/or settlement of which is subject to conditions or restrictions.
(aa) “Retirement” means termination of an Employee’s employment, other than for Cause, at or after age 65.
(bb) “Section 409A” means Section 409A of the Code, including any regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

(cc) “Share” means a share of Stock.
(dd) “Stock” means the common stock, par value $0.001 per share, of the Company.
(ee) “Stock Appreciation Right” means a right, the value of which is determined in relation to the appreciation in value of Shares in accordance with an Award granted under Section 10.
(ff) “Subsidiary” means a “subsidiary corporation” as that term is defined in Section 424(f) of the Code or any successor provision.
(gg) “Substitute Award” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by an Acquired Entity.
(hh) “Successor” means the legal representative of an incompetent Participant, or if the Participant is deceased means the estate of the Participant or the person or persons who may, by bequest or inheritance, or pursuant to the terms of an Award, acquire the right to exercise an Option or Stock Appreciation Right or to receive cash and/or Shares issuable in satisfaction of an Award in the event of the Participant’s death.
(ii) “Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Business Combination. “Parent Company” means a company or other entity which as a result of a Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.
(jj) Transferee” means any “family member” (as defined by the general instructions to Form S-8 under the Securities Act of 1933) of the Participant.
3. Administration and Indemnification.
(a) Administration.
(i) The Committee shall administer the Plan. The Committee shall have exclusive power to (1) make Awards; (2) determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award consistent with the Plan; (3) prescribe and amend the terms of Agreements evidencing Awards; and (4) determine whether, to what extent and under what circumstances, Awards may be settled, paid or exercised in cash, Shares or other Awards, or other property or canceled, forfeited or suspended. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and acts of a majority of the members present at any meeting at which a quorum is present or the acts unanimously approved in writing by all members of the Committee shall be the acts of the Committee. Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.
(ii) Notwithstanding the foregoing, the Board or the Compensation Committee may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Participants, to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Participants, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act.
(iii) To the extent within its discretion and subject to Sections 16 and 17, the Committee may amend the terms and conditions of any outstanding Award.
(iv) The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein. Consistent with its terms, the Committee shall have the power to establish, amend or waive regulations to administer the Plan. In carrying out any of its responsibilities, the Committee shall have discretionary authority to construe the terms of the Plan and any Award or Agreement made under the Plan.
(v) In order to facilitate compliance with the applicable provisions of the laws in other countries in which the Company or its Affiliates operate or have Employees or non-employee consultants and advisors, and notwithstanding any other provision of this Plan, the Committee shall have the power and authority to (1) determine which (if any) individuals rendering services or employed outside the United States are eligible to participate in the Plan or to receive any type of Award hereunder; (2) determine which non-U.S.-based Affiliates or operations may participate in the Plan; (3) modify the terms and conditions of any Awards made to such individuals or with respect to such non-U.S.-based Affiliates or operations; and (4) establish sub-plans, modify methods of exercise, modify payment restrictions on sale or transfer of Shares and other terms and procedures to the extent deemed necessary or desirable by the Committee to comply with applicable laws of the non-U.S. jurisdiction.
(b) Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company’s expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
4. Shares Subject to the Plan; Award Limits.
(a) Authorized Number of Shares. Subject to adjustment from time to time as provided in Section 17, the number of Shares reserved and authorized for issuance under the Plan shall be 3,835,920 Shares, plus:
(i) up to 1,364,080 Shares available for issuance and not issued or subject to outstanding awards under the Company’s 2015 Equity Incentive Plan (the “Prior Plan”) as of the Effective Date, which Shares shall cease to be set aside or reserved for issuance pursuant to the Prior Plan effective on the Effective Date and shall instead be set aside and reserved for issuance pursuant to the Plan and
(ii) up to 2,065,939 Shares subject to outstanding awards under the Prior Plan as of the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable Shares), which Shares shall cease to be set aside or reserved for issuance pursuant to the Prior Plan effective on the date upon which they cease to be so subject to such awards and shall instead be set aside and reserved for issuance pursuant to the Plan.
(b) Share Usage.
(i) Any Shares subject to that portion of an Award which, for any reason, is forfeited or expires or terminates unexercised or unearned may again be used for future Awards.
(ii) Any Shares subject to an Award settled in cash or other property in lieu of Shares may again be used for future Awards.
(iii) With respect to any outstanding award (other than an award of options or stock appreciation rights) under the Prior Plan that is forfeited after the Effective Date, the aggregate number of Shares that shall become available for issuance under the Plan pursuant to Section 4(a)(ii) shall be increased by 1.79 Shares for each one Share subject to such forfeited award.

(iv) If a Stock Appreciation Right has been exercised and settled in Shares, the gross number of Shares with respect to which such exercise occurred shall be deemed granted and may not again be the subject of Awards under the Plan.
(v) Shares tendered or withheld by the Company in connection with the exercise or settlement of an Award or shares tendered or withheld by the Company to satisfy any tax withholding obligation in connection with the exercise or settlement of an Award shall not be added to the total number of Shares available for grant under the Plan.
(vi) Shares that are repurchased by the Company with Option proceeds shall not be added to the total number of Shares available for grant under the Plan.
         (vi) The number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Shares subject or paid with respect to an Award.

(c) Source of Shares. The Shares issued under the Plan may come from authorized and unissued shares or treasury shares.
(d) Fractional Shares. No fractional Shares may be issued under the Plan; however, cash shall be paid in lieu of any fractional Share in settlement of an Award.
(e) Award Limits.
(i) Incentive Stock Options. The maximum number of Shares that may be issued pursuant to Incentive Stock Options shall be 5,200,000, which limit will be subject to adjustment under Section 17 to the extent such adjustment is consistent with adjustments permitted of a plan authorizing the grant of incentive stock options under Section 422 of the Code.
(ii) Limits on Awards to Participants. The maximum number of Shares subject to each type of Award granted to any Participant in any calendar year shall not exceed the following: (1) Options and/or Stock Appreciation Rights: an aggregate of 1,000,000 Shares; and (2) Restricted Stock, Restricted Stock Unit or Performance Unit Awards: an aggregate of 1,000,000 Shares. The foregoing limits shall be subject to adjustment under Section 17.
(iii) Limits on Awards to Non-Employee Directors. Notwithstanding any other provision of this Plan to the contrary, the aggregate value of cash compensation and the grant date fair value of Shares (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director in respect of the Director’s service as a member of the Board shall not exceed $600,000 (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers). The Board may at any time provide any Non-Employee Director with a retainer or other fee in addition to the amount stated above, including for service on a specific purpose committee or for any other special service, in each case determined in the discretion of the Board.
5. Eligibility. Participation in the Plan shall be limited to (a) Employees, (b) individuals who are not Employees but who provide services to the Company or an Affiliate, including services provided in the capacity of a consultant, advisor or director, such as a Non-Employee Director, and (c) any individual the Company desires to induce to become an Employee or Non-Employee Director, provided that any such grant shall not be effective until such individual becomes an Employee or Non-Employee Director, as the case may be. The granting of Awards is solely at the discretion of the Committee, except that Incentive Stock Options may only be granted to Employees. References herein to “employed,” “employment” or similar terms (except “Employee”) shall include the providing of services in any capacity, including as a director. Neither the transfer of employment of a Participant between any of the Company or its Affiliates, nor a leave of absence granted to such Participant and approved by the Committee, nor any change in status from an Employee to a consultant of the Company shall be deemed a termination of employment for purposes of the Plan.
6. General Terms of Awards.
(a) Amount of Award. Each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee, which may include conditions on vesting, exercisability, lapsing of restrictions or payment that are tied to Performance Measures.
(b) Vesting and Term. Each Agreement, other than those relating solely to Awards of Shares without restrictions, shall set forth the period until the applicable Award is scheduled to expire, which shall not be more than ten years from the Grant Date, and any applicable Performance Period. The Committee may provide for such vesting conditions as it may determine, except that, subject to adjustment as provided in Section 17, the aggregate number of shares that may be issued pursuant to Awards granted under the Plan that contain no restrictions or restrictions based solely on continuous employment or services over less than one year shall not exceed 5% of the aggregate maximum number of shares specified in Section 4(a). This limitation will not, however, apply in the following situations: (i) upon a Change in Control; (ii) termination of employment due to death or Disability; and (iii) a Substitute Award granted pursuant to Section 20.
(c) Transferability. Except as provided in this Section, (i) during the lifetime of a Participant, only that Participant (or that Participant’s Successor) may exercise an Option or Stock Appreciation Right, or receive payment with respect to any other Award, and (ii) no Award may be sold, assigned, transferred, exchanged or otherwise encumbered other than to a Successor in the event of a Participant’s death or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules thereunder. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferable, to the extent permitted by law, to a Transferee if the Participant does not receive any consideration for the transfer. Any Award held by a Transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof to the Transferee. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any Transferee.
(d) Termination of Employment. Except as otherwise determined by the Committee or provided by the Committee in an Agreement, in case of a Participant’s termination of employment with the Company and all of its Affiliates, the following provisions shall apply:
(i) Options and Stock Appreciation Rights.
(1) Death or Disability. If a Participant’s employment terminates because of death or Disability before an Award of an Option or Stock Appreciation Right has expired, the portion of such Award that was exercisable immediately prior to such termination shall remain exercisable for one year after the date of such termination of employment (but not after the scheduled expiration date of such Award). The unexercisable portion of such Award shall terminate at the date of termination of employment.
(2) Retirement. If the employment of a Participant who is an Employee terminates because of Retirement before an Award of an Option or Stock Appreciation Right has expired, the portion of such Award that was exercisable immediately prior to such termination shall remain exercisable for one year after the date of such termination of employment (but not after the scheduled expiration date of such Award). The unexercisable portion of such Award shall terminate at the date of termination of employment.
(3) Cause. If a Participant’s employment is terminated for Cause, all Awards to the Participant will terminate immediately upon such termination.
(4) Termination for Other Reasons. If a Participant’s employment terminates for any reason other than death, Disability, Retirement or Cause, then the unexercisable portion of any Award of an Option or Stock Appreciation Right held by such Participant shall terminate at the date of termination of employment, and any portion of such Award that was exercisable immediately prior to such termination shall remain exercisable for three months after termination of the Participant’s employment (but not after the scheduled expiration date of such Award) if the Participant is not a Non-Employee Director, and shall remain exercisable until the scheduled expiration of the Award if the Participant is a Non-Employee Director.

(e) Rights as Stockholder. Each Agreement shall provide that a Participant shall have no rights as a stockholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Stock, if any, to which the Award relates.
7. Restricted Stock Awards.
(a) An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. The Committee may provide for the vesting of such Shares and the corresponding lapse or waiver of any such restrictions or conditions based on such factors or criteria as the Committee, in its sole discretion, may determine.
(b) Except as otherwise provided in the applicable Agreement, the Shares subject to an Award of Restricted Stock shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall either be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, or bear such legend with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided for in the applicable Agreement. Any book-entry shall be accompanied by a similar legend.
(c) Upon the vesting of Restricted Stock and the corresponding lapse of the restrictions and conditions, unrestricted Shares shall be issued to the Participant or a Successor or Transferee.
(d) Unless otherwise provided in an Agreement, a Participant or a Transferee with a Restricted Stock Award shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock.
8. Restricted Stock Unit Awards. An Award of Restricted Stock Units under the Plan shall be subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. The Committee may provide for the vesting of Restricted Stock Units and the corresponding lapse or waiver of any such restrictions or conditions based on such factors or criteria as the Committee, in its sole discretion, may determine. Following the vesting of a Restricted Stock Unit Award, payment to the Participant or a Successor or Transferee shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee.
9. Stock Options.
(a) Terms of All Options.
(i) An Option shall be granted pursuant to an Agreement as either an Incentive Stock Option or a Non-Statutory Stock Option. The purchase price of each

Share subject to an Option shall be determined by the Committee and set forth in the Agreement, but shall not be less than the Fair Market Value of a Share as of the Grant Date (except as provided in Section 20).
(ii) The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, which may include, to the extent permitted by the Committee, payment under a broker-assisted sale and remittance program acceptable to the Committee. The purchase price may be paid in cash or, if the Committee so permits, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased), or a combination thereof, unless otherwise provided in the Agreement.
(iii) Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date. For Incentive Stock Options, the maximum term shall comply with Section 422 of the Code, as specified in Section 9(b). In no event shall any Option be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.
(iv) Options will not be granted under the Plan in consideration for, and the grant of Options will not be conditioned on, the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other Option.
(b) Incentive Stock Options. In addition to the other terms and conditions applicable to all Options:
(i) The aggregate Fair Market Value (determined as of Option Grant Date) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under the Plan and all other incentive stock option plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code) if this limitation is necessary to qualify the Option as an Incentive Stock Option. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option.
(ii) An Incentive Stock Option shall not be exercisable more than 10 years after its Grant Date (or such other limit as may be required by the Code) if this limitation is necessary to qualify the Option as an Incentive Stock Option.
(iii) An Incentive Stock Option shall not be exercisable more than one year after termination of the Participant’s employment with the Company and its Affiliates if such termination is due to the Participant’s death or Disability, or more than three months after termination of the Participant’s employment if such termination is due to any other reason.
(iv) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.
(v) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Section 424(d) of the Code) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option is not exercisable after the date five years from its Grant Date.
10. Stock Appreciation Rights. An Award of a Stock Appreciation Right shall entitle the Participant (or a Successor or Transferee), subject to terms and conditions determined by the Committee, to receive upon exercise of the Stock Appreciation Right all or a portion of the excess of (a) the Fair Market Value of a specified number of Shares as of the date of exercise of the Stock Appreciation Right over (b) a specified price that shall not be less than 100% of the Fair Market Value of such Shares as of the Grant Date of the Stock Appreciation Right. Each Stock Appreciation Right may be exercisable in whole or in part on the terms provided in the Agreement. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Stock Appreciation Right, the maximum term of a Stock Appreciation Right shall be ten years from the Grant Date. No Stock Appreciation Right shall be exercisable at any time after its scheduled expiration. When a Stock Appreciation Right is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a Stock Appreciation Right, payment to the Participant or a Successor or Transferee shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a Stock Appreciation Right.
11. Performance Units.
(a) Initial Award.
(i) An Award of Performance Units under the Plan shall entitle the Participant (or a Successor or Transferee) to future payments of cash, Shares or a combination thereof, as determined by the Committee, based upon the achievement of specified levels of one or more Performance Measures. The Agreement may provide that a portion of a Participant’s Award will be paid for performance that exceeds the minimum target but falls below the maximum target applicable to the Award. The Agreement shall also provide for the timing of the payment.

(ii) Following the conclusion or acceleration of each Performance Period, the Committee shall determine the extent to which (1) Performance Measures have been attained, (2) any other terms and conditions with respect to an Award relating to the Performance Period have been satisfied and (3) payment is due with respect to an Award of Performance Units.
(b) Acceleration and Adjustment. The Agreement may permit an acceleration of the Performance Period and an adjustment of Performance Measures and payments with respect to some or all of the Performance Units awarded to a Participant upon the occurrence of certain events, which may include a recapitalization, a change in the accounting practices of the Company, a change in the Participant’s title or employment responsibilities, the Participant’s death, Disability or Retirement or, with respect to payments in Shares, a reclassification, stock dividend, stock split or stock combination as provided in Section 17. The Agreement also may provide for a limitation on the value of an Award of Performance Units that a Participant may receive.
12. Other Awards. The Committee may from time to time grant Stock and other Awards under the Plan including, without limitation, those Awards pursuant to which Shares are or may in the future be acquired, Awards denominated in Stock units, securities convertible into Stock and phantom securities. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.
13. Effective Date and Duration of the Plan.
(a) Effective Date. The Plan shall become effective on the date it is approved by the requisite vote of the Company’s stockholders at the 2020 Annual Meeting of Stockholders or any adjournment thereof (the “Effective Date”).
(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 16, or the tenth anniversary of the Effective Date, whichever occurs first (the “Termination Date”). Awards made before the Termination Date may be exercised, vested or otherwise effectuated beyond the Termination Date unless limited in the Agreement or otherwise.
14. Plan Participation and Employment Status.
(a) Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to that eligible Employee or to eligible Employees generally.
(b) Nothing in the Plan or in any Agreement or related documents shall confer upon any Employee or Participant any right to continue in the employment of the Company or any Affiliate or constitute any contract of employment or affect any right that the Company or any Affiliate may have to change such person’s compensation, other benefits, job responsibilities, or title, or to terminate the employment of such person with or without cause.
15. Tax Withholding. The Company shall have the right to withhold from any cash payment under the Plan to a Participant or other person (including a Successor or a Transferee) an amount sufficient to cover any required withholding taxes. The Company shall have the right to require a Participant or other person receiving Shares under the Plan to pay the Company a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the minimum required withholdings through a reduction in the number of Shares delivered or a delivery or tender to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws; provided, however, that, in the discretion of the Committee, the value of shares so withheld or tendered may exceed the minimum required tax withholding rate, so long as the exercise of such discretion by the Committee would not result in adverse treatment for financial accounting purposes.
16. Amendment and Termination of the Plan and Agreements.
(a) Except as limited in (b) below, (i) the Board may at any time and from time to time terminate, suspend or amend the Plan and (ii) the Committee may at any time alter or amend any or all Agreements under the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval if the rules of the Nasdaq Global Select Market or other applicable laws or regulations require stockholder approval of such amendment.
(b) No termination, suspension, or amendment of the Plan will materially and adversely affect any right acquired by any Participant or Successor or Transferee under an Award granted before the date of termination, suspension, or amendment, unless otherwise agreed to by the Participant in the Agreement or otherwise, or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Sections 11(b) or 17 does not adversely affect these rights.
(c) In no event, however, shall the Board or the Committee have the right, without stockholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 17, (ii) cancel an Option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another option or stock appreciation right, restricted stock or other equity award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction or (iii) take any other action that is treated as a repricing under generally accepted accounting principles.
17. Adjustment for Changes in Capitalization. In the event of any equity restructuring (within the meaning of Accounting Standard Codification 718, Compensation —Stock Compensation, issued by the Financial Accounting Standards Board, referred to as “FASB ASC Topic 718”) that causes the per share value of Shares to change, such as a stock dividend or stock split, the Committee shall cause there to be made an equitable adjustment to the number and kind of shares or other securities reserved and authorized for issuance pursuant to the Plan under Section 4(a), the maximum Share numbers set forth in Section 4(f)(1), Section 4(f)(2) and Section 4(f)(3) and to outstanding Awards (including but not limited to the number and kind of shares to which such Awards are subject, and the exercise or strike price of such Awards) to the extent such other Awards would not otherwise automatically adjust in the equity restructuring; provided, in each case, that with respect to Incentive Stock Options, no such adjustment shall be authorized to the extent that such adjustment would cause such Incentive Stock Options to violate Section 422(b) of the Code or any successor provision. Notwithstanding anything in this Plan to the contrary, (a) any adjustments made pursuant to this Section 17 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 17 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A. In the event of any other change in corporate capitalization, which may include a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of FASB ASC Topic 718, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.
18. Change in Control. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement or arrangement between the Participant and the Company, in the event of a Change in Control:
(a) If the Change of Control is a Business Combination in which Awards, other than Awards that vest based on the achievement of performance goals, could be converted, assumed, substituted for or replaced by the Successor Company, then, if and to the extent that the Successor Company converts, assumes, substitutes or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award. If and to the extent that such Awards are not converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and such Awards shall terminate at the effective time of the Change of Control.
If the Change of Control is not a Business Combination in which Awards, other than Awards that vest based on the achievement of performance goals, could be converted, assumed, substituted for or replaced by the Successor Company, all outstanding Awards, other than Awards that vest based on the achievement of performance goals, shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and shall terminate at the effective time of the Change of Control.
For the purposes of this Section 18(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Business Combination the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Business Combination, the consideration (whether stock, cash or other securities or property) received in the Business Combination by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Business Combination is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Business Combination. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.
(b) All Awards that vest based on the achievement performance goals will be treated as provided in the instrument evidencing the Award or in a written employment, services or other agreement or arrangement between the Participant and the Company.
(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change in Control that is a Business Combination, that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Business Combination and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Business Combination, or, in the event the Business Combination does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.
(d) For the avoidance of doubt, nothing in this Section 18 requires all outstanding Awards to be treated similarly.
19. Dividends and Dividend Equivalents. Participants may, if the Committee so determines, be credited with dividends or dividend equivalents paid with respect to Shares underlying an Award (other than an Option or Stock Appreciation Right) in a manner determined by the Committee in its sole discretion.  The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate.  The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock or Restricted Stock Units.  Notwithstanding the foregoing, any dividends or dividend equivalents credited to an Award shall accrue and be paid only to the extent the Award becomes vested or payable.  Also, notwithstanding the foregoing, the crediting of dividends or dividend equivalents must comply with or qualify for an exemption under Section 409A.
20. Corporate Mergers, Acquisitions, Etc. Notwithstanding anything in the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination and previously approved by the Acquired Entity’s stockholders, then, to the extent determined by the Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Shares authorized for issuance under the Plan; provided, however, that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or an Affiliate immediately prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.
21. Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board of Directors shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor or Transferee. To the extent any person acquires a right to receive an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
22. Limits of Liability.
(a) Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.
(b) Except as may be required by law, neither the Company nor any member of the Board of Directors or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(a)(2) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
23. Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which the Company’s Shares may, at the time, be listed.
24. Deferrals and Settlements. The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts. The terms of any deferrals under this Section 24 shall comply with all applicable law, rules and regulations, including, without limitation, Section 409A.
25. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
26. Beneficiary Upon Participant’s Death. To the extent that the transfer of a Participant’s Award at death is permitted by this Plan or under an Agreement, (a) a Participant’s Award shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (b) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Awards, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.
27. Recoupment. For Participants subject to the Company’s Recovery of Executive Compensation Policy (the “Policy”), all amounts earned under the Plan are subject to the Policy, as in effect from time to time, a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into the Plan. In addition, Awards shall be subject to the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (b) similar rules under the laws of any other jurisdiction, (c) any compensation recovery or clawback policies adopted by the Company to implement any such requirements or (d) any other compensation recovery or clawback policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Participant.
28. Requirements of Law.
(a) To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.
(b) If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(c) The Plan and Awards granted under the Plan are intended to comply with or be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options and stock appreciation rights under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any such Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that the Committee makes no representations or warranties that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan. No provision of the Plan or any Award shall be interpreted or construed to transfer any liability resulting from or arising out of any such consequences from a Participant or any other individual to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A. In addition, if the Participant is a “specified employee,” within the meaning of Section 409A(2)(B)(i), then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of (a) the date that is six months following the

Participant’s separation from service or (b) the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A.

CROCS, INC.
ATTN: CORPORATE SECRETARY
7477 EAST DRY CREEK PARKWAY
NIWOT, CO 80503

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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Thomas J. Smach 02 Beth J. Kaplan

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020.	☐	☐	☐
3. An advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
4. Approval of the Crocs, Inc. 2020 Equity Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

You may attend and vote during the Annual Meeting via the Internet. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000460231_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report on Form 10-K is/are available at www.proxyvote.com

CROCS, INC.
Annual Meeting of Stockholders
June 10, 2020 9:00 AM MDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Andrew Rees and Daniel P. Hart and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Crocs, Inc. (the "Company"), to be held live via audio webcast at www.virtualshareholdermeeting.com/CROX2020, on June 10, 2020 at 9:00 a.m. Mountain Time, and any postponements or adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000460231_2 R1.0.1.18

Continued and to be signed on reverse side